Exhibit 10.14
LEASE AGREEMENT
BY AND BETWEEN
LIBERTY WHARF, LLC
AND
WC SACD HOLDINGS, INC.

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ARTICLE XXIV SUBORDINATION TO MORTGAGES; ESTOPPEL CERTIFICATE; LANDLORD’S LIEN; RIGHTS OF MASTER LANDLORD.	34

ARTICLE XXV ATTORNEYS’ FEES.	36

ARTICLE XXVI NOTICE.	36

ARTICLE XXVII EXCEPTED RIGHTS.	36

ARTICLE XXVIII SURRENDER OF PREMISES.	37

ARTICLE XXIX ENVIRONMENTAL.	37

ARTICLE XXX TENANT’S ACKNOWLEDGEMENTS TO MASTER LANDLORD.	40

ARTICLE XXXI RELATIONSHIP WITH MASTER LEASE.	42

ARTICLE XXXII MISCELLANEOUS	43

ARTICLE XXXIII ENTIRE AGREEMENT.	45

EXHIBIT A DEPICTION OF PREMISES	1

EXHIBIT B CLEANING SPECIFICATIONS	1

EXHIBIT C APPROVED PLANS	1

EXHIBIT D RULES AND REGULATIONS	1

EXHIBIT E FORM OF LETTER OF CREDIT	1
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LEASE AGREEMENT
This Lease Agreement (the “Lease”) is made and entered into as of the day of December, 2021 (the “Effective Date”), by and between Liberty Wharf, LLC, a Delaware limited liability company (“Landlord”), and WC SACD Holdings, Inc., a Delaware corporation (“Tenant”).
ARTICLE I
BASIC LEASE INFORMATION
Each reference in this Lease to any of the following subjects shall be construed to incorporate the information stated for that subject set forth below:
1.1    “Base Rent” is as follows:

Time Period	Annual Base Rent	Monthly Base Rent
December 1, 2021 – May 31, 2022	$0.00*	$0.00*
June 1, 2022 –November 30, 2022	$1,189,692.00**	$99,141.00
December 1, 2022 –November 30, 2023	$1,219,434.30	$101,619.53
December 1, 2023 –November 30, 2024	$1,249,920.16	$104,160.01
December 1, 2024 – November 30, 2025	$1,281,168.16	$106,764.01
December 1, 2025 – November 30, 2026	$1,313,197.37	$109,433.11
December 1, 2026 – November 30, 2027	$1,346,027.30	$112,168.94
December 1, 2027 – November 30, 2028	$1,379,677.98	$114,973.17
December 1, 2028 – November 30, 2029	$1,414,169.93	$117,847.49
December 1, 2029 – November 30, 2030	$1,449,524.18	$120,793.68
December 1, 2030 – November 30, 2031	$1,485,762.28	$123,813.52
December 1, 2031 – May 31, 2032	$1,522,906.34**	$126,908.86
*From December 1, 2021 to May 31, 2022, no Base Rent for the Premises shall be payable by Tenant to Landlord; provided, however, Tenant shall be responsible for the payment of all other costs Tenant is obligated to pay pursuant to the terms of the Lease, including, without limitation, Additional Rent payable by Tenant to Landlord pursuant to the terms hereof and Third Party Charges.
**Annualized amounts.
1.2    “Base Tax Year” means Fiscal Year 2023.

1.3    “Base Operating Expense Year” means calendar year 2022.
1.4    “Brokers” means, collectively, Newmark (“Tenant’s Broker”) and Lincoln Property Company (“Landlord’s Broker”).
1.5    “Building” means the Western Building located at the Property in which the Premises are located.
1.6    “Default Rate” shall mean the rate of one percent (1.0%) per month or the highest rate permitted by applicable law, whichever is less.
1.7    “DEP” means the Commonwealth of Massachusetts Department of Environmental Protection.
1.8    “Environmental Law(s)” means all laws, ordinances, statutes, rules, regulations and directives of local, state and federal entities, including any regulations or directives of Landlord, (whether now existing or hereinafter enacted or promulgated, as they may be amended from time to time) pertaining to environmental regulations, spill prevention, contamination, clean-up or disclosures, and any judicial or administrative interpretations thereof, including any judicial or administrative orders or judgments including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. §§9601 et seq., (“CERCLA” or “Superfund”); the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., (“RCRA”); the Clean Water Act, 33 U.S.C. §§1251 et seq; the Clean Air Act, 42 U.S.C. §§7401 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§2601 et seq. (“TSCA”); the Hazardous Materials Transportation Act, 49 U.S.C. Appx. §§1801 et seq.; the Massachusetts Hazardous Waste Management Act, Mass. Gen. L. c. 21C §§1 et seq.; the Massachusetts oil and Hazardous Materials Release Prevention and Response Act, Mass. Gen. L. c. 21E §§1 et seq.; the Massachusetts Toxic Use Reduction Act, Mass. Gen. L. C. 21I §§1 et seq.; the Underground Storage Tank Petroleum Product Cleanup Fund, Mass. Gen. L. c. 21J §§1 et seq.; the Massachusetts Contingency Plan at 310 C.M.R. 40.0000 et seq.; or any other applicable federal or state statute or municipal ordinance regulating the generation, storage, use, containment or disposal of any Hazardous Material or providing for the protection, preservation or enhancement of the natural environment; any rules, regulations, permits or orders promulgated pursuant to any of the foregoing statutes or ordinances, including but not limited to laws related to groundwater and surface water pollution, air pollution, transportation, storage and disposal of oil and hazardous wastes, substances and materials, storm water drainage and underground and above ground storage tanks, and any amendments, modifications or supplements of any such statutes, ordinances, rules, regulations, orders or permits.
1.9    “Expiration Date” means May 31, 2032.
1.10    “Force Majeure” as used in this Lease means a delay resulting from causes beyond applicable party’s control, including delays caused by governmental regulation or restriction, labor strike or dispute, riot, pandemic, mechanical breakdown, shortages of or inability to obtain labor, fuel, steam, water, electricity or materials despite commercially reasonable efforts, acts of God, war, terrorism, fire or other casualty or severe adverse weather conditions. In no event will a Force Majeure event permit a delay or postponement of Tenant’s obligations to pay Rent or any other amount due hereunder, or with respect to Tenant’s obligations to carry insurance hereunder, including, without limitation, where the foregoing events may be found to temporarily frustrate the purpose of this Lease.
1.11    “Fiscal Year” means the period July 1 to June 30.
1.12    Intentionally deleted.
1.13    “Harborwalk” means approximately 400± linear feet of public walkway with a minimum width of twelve (12) feet around the perimeter of the Property.
1.14    “Hazardous Materials” means but shall not be limited to, any oil, petroleum product and any hazardous or toxic waste or substance, any substance which because of its quantitative concentration, chemical, radioactive, flammable, explosive, infectious or other characteristics, constitutes or may reasonably be expected to constitute or contribute to a danger or hazard to public health, safety or welfare or to the environment, including, without limitation, any asbestos (whether or not friable) and any asbestos-containing materials, lead paint, waste oils, solvents and chlorinated oils, polychlorinated biphenyls (PCBs), toxic metals, explosives, reactive metals and compounds, pesticides, herbicides, radon gas, urea formaldehyde foam insulation and chemical, biological and radioactive wastes, or any other similar materials which are included under or regulated by any Environmental Law.
1.15    “Landlord” means Liberty Wharf LLC, a Delaware limited liability company.
1.16    “Landlord’s Address”

Liberty Wharf, LLC c/o Invesco Real Estate 2001 Ross Avenue Dallas, TX 75201 Attn: Asset Manager – Liberty Wharf, Boston, MA
1.17    “Law(s)” has the meaning set forth in Section 5.2.
1.18    “Lease Commencement Date” means December 1, 2021.
1.19    “Lease Year” means each successive twelve (12) month period, except that the first (1st) Lease Year of the Term may be greater than twelve (12) months and shall commence on the Lease Commencement Date and end on the last day of the month in which the first (1st) anniversary of the Rent Commencement Date occurs (unless the Rent Commencement Date occurs on the first day of a month, in which case the first Lease Year shall end on the day before the first (1st) anniversary of the Rent Commencement Date). Subsequent Lease Years shall commence on the day after the last day of the first (1st) Lease Year or an anniversary thereof, and shall end on each anniversary of the last day of the first (1st) Lease Year, or any earlier termination of the Lease.

1.20    “Master Landlord” means Massachusetts Port Authority, a body politic and corporate organized and existing in accordance with Chapter 465 of the Massachusetts Acts of 1956, as amended.

1.21	“Master Landlord’s Address” One Harborside Drive Suite 200S East Boston, MA 02128-2909 Attention: Chief Development Officer
1.22    “Master Lease” means that certain Parcel E Ground Lease dated as of June 7, 2007 by and between Landlord, as tenant, and Master Landlord, as landlord, as amended by that certain First Amendment to Lease effective as of August 1, 2009 and that certain Second Amendment of Lease effective as of July 1, 2010, and as may be further amended from time to time, provided said amendment does not adversely affect Tenant’s rights under this Lease.
1.23    “Permitted Use” means general office use and uses incidental thereto.
1.24    “Premises” means approximately Fourteen Thousand One Hundred Sixty-Three (14,163) rentable square feet situated on the third floor of the Western Building located at the Property as more particularly set forth on Exhibit A attached hereto.
1.25    “Property” means the property described on Exhibit A-1 attached hereto and incorporated herein, including without limitation, a leasehold interest in the land shown thereon together with the Building and the Eastern Building located thereon, the Harborwalk, pier aprons, streets, sidewalks, and green space included therein and associated appurtenant parking rights.
1.26    “Property Manager” means Cresset Management LLC or any successor or substitute manager from time to time.
1.27    “Rent Commencement Date” means the date set forth in Section 3.3.
1.28    “Security Deposit” means an unconditional, irrevocable letter of credit in the amount of $495,705.00, issued by a financial institution approved by Landlord, in the form attached hereto as Exhibit E. See Article VI herein for additional terms.
1.29    “TAA Process” has the meaning set forth in Section 9.1.
1.30    “Tenant” means WC SACD Holdings, Inc., a Delaware corporation.

1.31	“Tenant’s Address”

Following the Lease Commencement Date, Tenant’s Address shall be the Premises.
1.32    “Tenant’s Pro Rata Share” means 18.79%.
1.33    “Term” means the period of time commencing on the Lease Commencement Date and ending on the Expiration Date, unless extended or earlier terminated as provided herein.
ARTICLE II
LEASE AND TERM
2.1    Demise. Subject to the terms hereof, Landlord hereby leases the Premises to Tenant, and Tenant hereby leases the Premises from Landlord for the Term.
2.2    Relocation of Premises. (Intentionally Deleted)
2.3    Renewal Term.
2.3.1    Provided that Tenant is not in default under this Lease beyond applicable grace and/or cure periods at the time the option may be exercised and/or at the time the Extension Term (as hereafter defined) commences, Landlord grants to Tenant one option (“Extension Option”) to renew this Lease with respect to all of the Premises for an additional period of five (5) years (the “Extension Term”). The Extension Option may be exercised by Tenant’s delivering written notice (the “Extension Notice”) to Landlord at least nine (9) months prior to but not earlier than twelve (12) months prior to the then scheduled Expiration Date of the Term. If Landlord does not receive the Extension Notice prior to the expiration of such time period (time being of the essence), then such Extension Option shall become null and void and of no further force or effect.
2.3.2    If Tenant exercises its Extension Option in accordance with this Section 2.2, Tenant’s lease of the Premises during the Extension Term shall be upon the same terms and conditions of this Lease except that the Base Rent during the Extension Term (the “Extension Rental Rate”) shall be one hundred (100%) percent of the market rental rate for comparable space in comparable buildings in the general vicinity of the Building (with respect to age, use, quality and location). In the event Tenant timely exercises the Extension Option in accordance herewith, within thirty (30) days after Landlord receives notice of Tenant’s exercise of such Extension Option, Landlord shall notify Tenant in writing of Landlord’s good faith determination of the Extension Rental Rate (“Landlord’s Extension Term Rental Notice”). Tenant shall have fifteen (15) days from the date of Landlord’s Extension Term Rental Notice to either accept or dispute Landlord’s determination of the Extension Rental Rate. In the event that Tenant disputes Landlord’s determination of the Extension Rental Rate, Tenant shall so notify Landlord and advise Landlord of Tenant’s determination of the Extension Rental Rate. If Landlord and Tenant cannot agree upon the Extension Rental Rate within thirty (30) days of the date of Landlord’s Extension Term Rental Notice (the “Negotiation Period”), Landlord and Tenant shall simultaneously exchange, within the following fifteen (15) days, on a date determined by Landlord, statements setting forth each such party’s conclusion regarding the Extension Rental Rate (each, a “Statement of Rental Rate”); provided, however, that if one party has not submitted such statement within forty-five (45) days after the date of Landlord’s Extension Term Rental Notice, then the determination set forth in the other party’s statement shall be final and binding upon both parties. If these determinations differ, then Landlord and Tenant shall mutually select a real estate professional with at least ten (10) years’ continuous experience in the business of appraising or marketing multi-tenant office mixed use buildings in downtown Boston (the “Valuation Expert”) to resolve the dispute as to the Extension Rental Rate. If Landlord and Tenant cannot agree upon the designation of the Valuation Expert within thirty (30) days of the exchange of the Statements of Rental Rate, either party may apply to the Greater Boston Real Estate Board, or any successor thereto, for the designation of a Valuation Expert. Within ten (10) days of the selection of the Valuation Expert, Landlord and Tenant shall each submit to the Valuation Expert a copy of its Statement of Rental Rate, together with any supporting material. The Valuation Expert shall not perform his own valuation, but rather, shall, within thirty (30) days after receipt of such submissions, select as the Extension Rental Rate the submission which the Valuation Expert concludes most closely and accurately reflects the Extension Rental Rate for the Premises and the rental rate set forth in that submission shall be the Extension Rental Rate for such Extension Term. The Valuation Expert shall give notice of his or her determination to Landlord and Tenant and such decision shall be final and conclusively binding upon Landlord and Tenant. Each party shall pay the fees and expenses of any real estate professional such party retains and such party’s counsel, if any, in connection with any proceeding under this paragraph, and the party whose determination was determined by the Valuation Expert not to most accurately and closely reflect the Extension Rental Rate of the Premises shall pay the fees and expenses of the Valuation Expert.
2.3.3    Landlord and Tenant shall execute an amendment to this Lease within thirty (30) days after Tenant’s exercise of the Extension Option, which amendment shall set forth the extended Term and all other terms and conditions for the Extension Term.
2.3.4    Any renewal or extension right granted to Tenant shall be personal to Tenant, or its assignee, consented to or permitted as set forth in Article XI and may not be exercised by any other assignee, subtenant or legal representative of Tenant. Any termination of this Lease shall serve to terminate any such renewal or extension of the Term, whether or not Tenant shall have exercised any option to renew or extend the Term. No option granted to Tenant to renew or extend the Term shall be effective unless both at the exercise of such option and at the commencement of such renewal or extension, this Lease shall be in full force and effect.
2.3.5    In no event shall the Term of this Lease exceed the term of the Master Lease.
ARTICLE III
CONDITION OF PREMISES; POSSESSION.
3.1    Condition of Premises / Existing Furniture. Prior to the Commencement Date, Tenant will review the existing furniture in the Premises to determine if Tenant desires to purchase some or all of it. Should Tenant elect to purchase the furniture, the parties will make a detailed list of the Furniture and Landlord will remove any furniture not purchased by Tenant before the Commencement Date. Landlord shall deliver the Premises to Tenant in its current, “as-is” condition. The Tenant confirms the “as-is” condition of the Premises is acceptable to Tenant as of the Effective Date. Notwithstanding the foregoing, Landlord shall deliver the Premises with the building systems serving the Common Areas, including, by way of example and not limitation, the heating, ventilating and air conditioning systems and elevators, in good operating condition and repair as of the Lease Commencement Date. Following execution of this Lease, Tenant shall seek and obtain all licenses, permits and approvals required to operate the Premises in accordance with the Permitted Use, from the appropriate governmental authorities, subdivisions, agencies, departments and the like necessary to construct the improvements to the Premises in accordance with the plans which comply with the Massachusetts State Building Code (“Approved Plans”) attached hereto as Exhibit C, which plans are subject to the approval of Landlord, and to operate the Permitted Use in the Premises. Once the Premises has been delivered to Tenant, Tenant shall then complete the Premises in accordance with the Tenant’s construction schedule which shall be delivered to and approved by Landlord (such approval not be unreasonably withheld, conditioned or delayed) prior to the commencement of Tenant’s work in accordance with the Approved Plans (as set forth in Exhibit C) (“Tenant’s Work”) and prepare the same for occupancy substantially in accordance with the Approved Plans and on the terms, conditions and provisions set forth herein and in the Master Lease. Tenant shall use reasonable efforts to complete Tenant’s Work and open for business on or prior to the date set forth in the construction schedule. Tenant shall not be obligated to remove Tenant’s Work at the expiration of the Lease provided Tenant’s Work consists of typical office renovations and finishes and has been approved by Landlord in accordance with the terms of this Lease. Except as provided herein, Landlord is leasing the Premises to Tenant “as-is”, without any representations or warranties of any kind (including, without limitation, any express or implied warranties of merchantability, fitness or habitability).
3.2    Contractors and Subcontractors to Work in Harmony. Tenant agrees that in the use of the Premises or any Tenant’s Work described in Exhibit C, Tenant shall employ, directly or indirectly, only labor which can work in harmony with that being employed by Master Landlord or other tenants of Master Landlord or Landlord in the Commonwealth Flats Development Area. Tenant shall not employ or permit the use of any labor which could reasonably result in a labor dispute involving personnel performing work or providing services for Master Landlord in the Commonwealth Flats Development Area, by or on behalf of Tenant.
3.3    Rent Commencement Date. The Rent Commencement Date shall occur on June 1, 2022.
ARTICLE IV
RENT.
4.1    Payment of Rent. As consideration for this Lease, Tenant shall pay to Landlord, without any demand, setoff or deduction, the total amount of Base Rent for the Premises and Additional Rent due for the Term. “Additional Rent” means all sums (exclusive of Base Rent) that Tenant is required to pay to Landlord pursuant to the terms of this Lease. Tenant shall also pay when due all sums due to third parties, including but not limited to Tenant’s own insurance costs and personal property taxes, all charges by public utilities for gas, telephone, electricity and other utility services (including service inspections therefor) as provided in Section 7.1 hereof, and all other charges and amounts payable by or due from Tenant in connection with the operation of the Premises for the Permitted Use (“Third Party Charges”). Additional Rent, Base Rent and Third Party Charges are sometimes collectively referred to as “Rent”. Commencing on the Rent Commencement Date, Base Rent and recurring monthly charges of Additional Rent shall be due and payable in advance on the first day of each calendar month without deduction, setoff, notice or demand. All other items of Rent, other than Base Rent and Third Party Charges (which shall be paid when due), shall be due and payable by Tenant thirty (30) days after billing by Landlord. All payments of Rent shall be by good and sufficient check or by other means (such as automatic debit or electronic transfer) acceptable to Landlord. If Tenant fails to pay any item or installment of Rent when due (subject to Tenant’s notice and cure rights as set forth in Section 18.1 of this Lease), Tenant shall pay to Landlord an administration fee equal to four percent (4%) of the past due Rent. If the Rent Commencement Date is a day other than the first day of a calendar month or the Lease terminates on a day other than the last day of a calendar month, the monthly Base Rent and Tenant’s Property Pro Rata Share of Taxes and Expenses (each as defined below) for the month shall be prorated based on the number of days in such calendar month. Landlord’s acceptance of less than the correct amount of Rent shall be considered a payment on account of the earliest Rent due. No endorsement or statement on a check or letter accompanying a check or payment shall be considered an accord and satisfaction, and either party may accept the check or payment without prejudice to that party’s right to recover the balance or pursue other available remedies. Tenant shall pay and be liable for all rental, sales and use taxes (but excluding income taxes), if any, imposed upon or measured by Rent under applicable Law.
Each provision hereof constitutes an independent covenant, enforceable separately from each other covenant hereof. Tenant acknowledges and agrees that Tenant’s obligation to pay Rent is independent of any and all obligations of Landlord hereunder. Tenant shall, however, have and maintain, subject to the provisions hereof, the right to seek and obtain from time to time injunctive relief and/or judgments for direct money damages occasioned by Landlord’s breach of the covenants of this Lease.

4.2    Expenses and Taxes. Tenant shall pay as an escalation charge (a) commencing January 1, 2023 Tenant’s Property Pro Rata Share of the increase in the Property Expenses (defined in Section 4.3) for each calendar year or portion thereof during the Term over the Base Operating Expense Year, and (b) commencing July 1, 2022 Tenant’s Property Pro Rata Share of the increase in the Taxes (defined in Section 4.4) for each Fiscal Year or portion thereof during the Term over the Base Tax Year. As of the Lease Commencement Date, Landlord has estimated 2021 Taxes and Property Expenses to be $28.40 per square foot, and estimates 2022 Taxes and Property Expense to be $30.77 per square foot. Landlord shall provide Tenant with a good faith estimate of Tenant’s Property Pro Rata Share of Property Expenses over the Base Operating Expense Year and Taxes over the Base Tax Year for each calendar year during the Term. On or before the first day of each month, Tenant shall pay to Landlord a monthly installment equal to one-twelfth of Tenant’s Property Pro Rata Share of Landlord’s estimate of such Property Expenses and one-twelfth of Tenant’s Property Pro Rata Share of Landlord’s estimate of such Taxes. If Landlord determines that its good faith estimate of Property Expenses and/or Taxes was incorrect by a material amount, Landlord shall provide Tenant with a revised estimate. After its receipt of the revised estimate, Tenant’s monthly payments shall be based upon the revised estimate. If Landlord does not provide Tenant with an estimate of Property Expenses or of Taxes by January 1 of a calendar year, Tenant shall continue to pay monthly installments based on the previous year’s estimate(s) until Landlord provides Tenant with the new estimate. Upon delivery of the new estimate, an adjustment shall be made for any month for which Tenant paid monthly installments based on the previous year’s estimate(s). Tenant shall pay to Landlord the amount of any underpayment within thirty (30) days after receipt of the new estimate. Any overpayment shall be refunded to Tenant within thirty (30) days or credited against the next due future installment(s) of Additional Rent. Notwithstanding the fact that Tenant’s Pro Rata Share of Taxes is calculated on a Fiscal Year basis, Landlord shall be entitled to bill Tenant for such amounts following the end of each calendar year at the same time that Tenant will be billed for its pro rata share of Property Expenses. Within one hundred and twenty (120) days of the end of each calendar year, Landlord shall furnish Tenant with a statement of the actual Property Expenses and the actual Taxes for the prior calendar year. If the estimated Property Expenses and/or estimated Taxes for the prior calendar year is more than the actual Property Expenses and/or actual Taxes, as the case may be, for the prior calendar year, Landlord shall apply any overpayment by Tenant against Additional Rent due or next becoming due, provided if the Term expires before the determination of the overpayment, Landlord shall refund any overpayment to Tenant after first deducting the amount of Rent due. If the estimated Property Expenses and/or estimated Taxes, respectively, for the prior calendar year is/are less than the actual Property Expenses and/or actual Taxes, as the case may be, for such prior year, Tenant shall pay to Landlord, within thirty (30) days after its receipt of the statement of Property Expenses and/or Taxes, any underpayment for the prior calendar year.
4.3    Property Expenses Defined. “Property Expenses” means all costs and expenses incurred in each calendar year in connection with owning, operating, maintaining, repairing, replacing, improving and managing the Property, including, but not limited to:
4.3.1    Labor costs of employees of Landlord exclusively employed in connection with the maintenance and operation of the Property including wages, salaries,

social security and employment taxes, medical and other types of insurance, uniforms, training, and retirement and pension plans.
4.3.2    Management fees (not to exceed five percent (5%) of Rent), accounting and bookkeeping services, legal fees not attributable to leasing or collection activity, and other administrative costs. Landlord, by itself or through an affiliate, shall have the right to directly perform or provide any services under this Lease (including management services), which services shall be performed at competitive rates; the parties acknowledging a management fee charged by Landlord at 5% as set forth above shall constitute a competitive rate.
4.3.3    The cost of services, including amounts paid to service providers (including, without limitation, the cost of snow removal and all repairs, maintenance, repairs and replacements to the Property) and the rental and purchase cost of parts, supplies, tools and equipment.
4.3.4    The costs of energy and utility services including water service, sewer service, natural gas, fuel oil, electricity, cable and telecommunications utilized in the Common Areas.
4.3.5    Premiums and deductibles paid by Landlord for insurance, including workers compensation, fire and extended coverage, earthquake, general liability, rental loss, elevator, boiler, terrorism, and other insurance customarily carried from time to time by owners of comparable buildings.
4.3.6    The amortized cost of capital improvements (as distinguished from replacement parts or components installed in the ordinary course of business) made to the Property which are: (a) performed primarily to reduce operating expense costs or otherwise improve the operating efficiency of the Property; or (b) required to comply with any laws that are enacted, or first interpreted to apply to the Property, after the date of this Lease or any rules or regulations imposed by the Master Landlord. The cost of capital improvements shall be amortized by Landlord over the Payback Period (defined below). The amortized cost of capital improvements may, at Landlord’s option, include actual interest at the rate that Landlord pays to finance the cost of the capital improvement. “Payback Period” means the estimated period of time amortized by Landlord in accordance with IRS regulations and generally accepted accounting principles (“GAAP”) consistently applied.
4.3.7    Property Expenses will not include any of the following: (i) Taxes; (ii) except as specifically permitted above in Section 4.3.6, the costs of capital improvements, capital repairs or capital replacements, including, without limitation, the total repaving of the parking areas (or partial repaving of parking areas if in the aggregate such partial repaving will result in a substantially total repaving); (iii) costs of replacing the roof; (iv) cost of design or construction defects; (v) costs of improvements, repairs or replacements covered by insurance or reimbursed by third parties; (vi) replacements of Buildings (including rebuilding) occasioned by casualty or condemnation; (vii) costs of constructing leasehold improvements for any tenant of the Property; (viii) legal (including “in house” legal counsel), accounting fees, or brokerage fees and other costs of procuring tenants associated with any lease for space in the Property; (ix) management fees, whether payable to Landlord or third parties, other than the management fees set forth in Section 4.3.2 above; (x) so-called “administrative charges” or other add-ons by Landlord to the total of Property Expenses except as provided in Section 4.3.2 above or elsewhere in this Lease; (xi) salaries and other employment costs of any employee (A) to the extent such employee does not work on-site at the Property, (B) to the extent such employee is engaged in activities other than the direct operation or maintenance of the Common Areas or other Landlord obligations, or (C) whose position is above the level of property manager; (xii) principal or interest on debt or amortization payments on any mortgages or deeds of trust or any other debt for borrowed money and amortization of improvements; (xiii) depreciation of Landlord’s original investment in the Property; (xiv) except for the management fee in Section 4.3.2 above, amounts paid by Landlord to affiliates of Landlord for services in connection with the Common Areas, to the extent such fees are in excess of the ordinary and reasonable fees paid in arms’ length transactions; (xv) costs of enforcing leases against other tenants; (xvi) capital expenses related solely to the releasing of vacant space, including renovation; (xvii) costs related to investigation of, testing for, removal and/or clean-up of Hazardous Materials, subject to Tenant obligations under Section 29.3 of the Lease; (xviii) the purchase of art work, sculptures or other similar purchases; (xix) the District Service Fee as defined in the Master Lease; (xx) the costs of property promotional, advertising and marketing expenses; (xxi) “Rent” payable to Master Landlord except in connection with services provided by Master Landlord in connection with the Property under the Master Lease; (xxii) costs in connection with leasing space at the Property, including brokerage commissions; lease concessions, including rental abatements and construction allowances, granted to specific tenants; (xxiii) costs incurred in connection with the sale, financing or refinancing of the Property; (xxiv) fines, interest and penalties incurred due to the late payment of Taxes (defined in Section 4.4) or Property Expenses, except to the extent the same result from Tenant’s late payment of its obligations to Landlord; (xxv) organizational expenses associated with the creation and operation of the entity which constitutes Landlord; (xxvi) costs of any “tap fees” or any sewer or water connection fees for the benefit of any particular tenant in the Building; (xxvii) costs incurred in connection with upgrading the Building to comply with disability, life, fire and safety codes, ordinances, statutes, or other laws in effect prior to the Lease Commencement Date, including, without limitation, the ADA, including penalties or damages incurred due to such non-compliance; or (xxviii) any other expenses which, in accordance with GAAP, consistently applied, would not normally be treated as Property Expenses by comparable landlords of comparable Buildings.
4.3.8    Other items attributable to operating or maintaining any or all of the Property and contributions to reserves for any or all of the foregoing subject to the foregoing exclusions to the extent applicable.

If, during any period for which Property Expenses are being computed including, without limitation, the Base Operating Expense Year, less than all of the Building is occupied by tenants, or if Landlord is not supplying all tenants with the services being supplied hereunder, Property Expenses shall be reasonably estimated and extrapolated by Landlord to determine the Property Expenses that would have been incurred if the Building were ninety-five percent (95%) occupied for such year and such services were being supplied to all tenants, and such estimated and extrapolated amount shall be deemed to be Property Expenses for such period.
If Landlord incurs Property Expenses for the Property together with one or more other buildings or properties, whether pursuant to a reciprocal easement agreement, common area agreement or otherwise, the shared costs and expenses shall be equitably prorated and apportioned between the Property and the other buildings or properties.
4.4    Taxes Defined. “Taxes” means: (1) all real estate taxes and other assessments on the improvements and/or Property, including, but not limited to, assessments for special improvement districts and building improvement districts (but excluding any special assessments for a special improvement district or building district that are set up by Landlord or Master Landlord to finance a portion of the Property), taxes and assessments levied in substitution or supplementation in whole or in part of any such taxes and assessments and the Property’s share of any real estate taxes and assessments under any reciprocal easement agreement, common area agreement or similar agreement as to the Property; (2) all personal property taxes for property that is owned by Landlord and used in connection with the operation, maintenance and repair of the Property; and (3) all costs and fees incurred in connection with seeking reductions in any tax liabilities described in (1) and (2), including, without limitation, any costs incurred by Landlord for compliance, review and appeal of tax liabilities. Without limitation, Taxes shall not include any income, capital levy, franchise, capital stock, gift, estate or inheritance tax. If an assessment is payable in installments, Taxes for the year shall include the amount of the installment and any interest due and payable during that year. For all other real estate taxes, Taxes for that year shall, at Landlord’s election, include either the amount accrued, assessed or otherwise imposed for the year or the amount due and payable for that year, provided that Landlord’s election shall be applied consistently throughout the Term. If a change in Taxes is obtained for any year of the Term during which Tenant paid Tenant’s Pro Rata Share of any Tax Excess, then Taxes for that year will be retroactively adjusted and Landlord shall provide Tenant with a credit, if any, based on the adjustment.
Unless such new tax constitutes a replacement of the current system of taxation, Taxes will not include any of the following: (i) any franchise, gift, estate, inheritance, conveyance, transfer, capital investment tax assessed against Landlord or Landlord’s heirs, successors or assigns; (ii) any income, excess profits or other tax, assessment, charge, or levy on the Rent payable by Tenant under this Lease; (iii) any property tax applicable to any land or improvements not within the boundaries of the Property; (iv) any interest, fine, or penalty for late payment or nonpayment by Landlord of any Taxes, unless the same arise as a result of Tenant’s untimely payment of its Pro Rata Share of the Taxes; or (v) any increased assessments which result and are permissible by Laws solely as a result of transfers of Landlord’s ownership interest in the Property (or any portion thereof) from Landlord to an affiliate or any increases in valuation or tax basis resulting therefrom occurring more than three times in the Term.
4.5    Tenant’s Audit Rights. Tenant may, within ninety (90) days after receiving Landlord’s statement of Property Expenses give Landlord written notice (“Review Notice”) that Tenant intends to review Landlord’s records of the Property Expenses for that calendar year. Within a reasonable time after receipt of the Review Notice, Landlord shall make all pertinent records available for inspection that are reasonably necessary for Tenant to conduct its review. If any records are maintained at a location other than the office of the Building, Tenant may either inspect the records at such other location or pay for the reasonable cost of copying and shipping the records provided such location is not more than twenty five (25) miles from the Building. If Tenant retains an agent to review Landlord’s records, the agent must be with a licensed CPA firm. Tenant shall be solely responsible for all costs, expenses and fees incurred for the audit. Within sixty (60) days after the records are made available to Tenant, Tenant shall have the right to give to Landlord written notice (an “Objection Notice”) stating in reasonable detail any objection to Landlord’s statement of Property Expenses for that year. If Tenant fails to give to Landlord an Objection Notice within such sixty (60) day period or fails to provide to Landlord a Review Notice within the ninety (90) day period described above, Tenant shall be deemed to have approved Landlord’s statement of Property Expenses and shall be barred from raising any claims regarding the Property Expenses for that year. If Tenant provides to Landlord a timely Objection Notice, Landlord and Tenant shall work together in good faith to resolve any issues raised in Tenant’s Objection Notice. If Landlord and Tenant determine that Property Expenses for the calendar year are less than reported, Landlord shall provide Tenant with a credit against the next installment of Rent in the amount of the overpayment by Tenant. Likewise, if Landlord and Tenant determine that Property Expenses for the calendar year are greater than reported, Tenant shall pay to Landlord the amount of any underpayment within ten (10) days. The records obtained by Tenant shall be treated as confidential. In no event shall Tenant be permitted to examine Landlord’s records or to dispute any statement of Property Expenses unless Tenant has paid and continues to pay all Rent when due. If any such audit shows that Property Expenses have been overstated by five percent (5%) or more, then Landlord shall reimburse Tenant for the reasonable cost of such audit provided such audit was conducted on a non-contingency fee basis.
4.6    Books and Records. Tenant shall maintain in a true and accurate manner and in accordance with GAAP such accounts, books, records and data as would reasonably be expected to be examined by an independent certified public accountant in performing an audit or examination of such information in accordance with GAAP and with generally accepted auditing standards.
ARTICLE V
COMPLIANCE WITH LAWS; USE.
5.1    Permitted Use. The Premises shall be used only for the Permitted Use and for no other uses whatsoever.

5.2    Compliance with Laws. Throughout the Term and any Extension Terms, Tenant shall use and occupy the Premises for the Permitted Use and in accordance with applicable laws. Tenant shall not use or permit the use of the Premises for any purpose which is illegal or dangerous to persons or property. Tenant and Tenant’s Work described on Exhibit C or work performed subsequent to Tenant’s occupancy, shall, at Tenant’s sole cost and expense, comply with all present and future laws, rules, regulations, permits, executive orders, other governmental orders and conditions of any permits or other governmental approvals applicable to Tenant, the Premises or the use thereof, including, without limitation, the Americans with Disabilities Act of 1990 (42 U.S.C. §§ 12101 et seq.) (“ADA”), regulations promulgated by the Massachusetts Architectural Access Board (521 CMR 1.1 et seq.), orders, judgments, decrees, licenses and permits (including all Environmental Laws), of all applicable federal, state and local governmental or quasi-governmental authorities, subdivisions, departments, agencies and the like, foreseen or unforeseen, ordinary as well as extraordinary (collectively, the “Laws”), including, without limitation, all regulations of the DEP, rules, regulations of Master Landlord (including, without limitation, those codified at 740 CMR 1.00 et. seq.) of general applicability to ground tenants of its properties, and the Massachusetts State Building Code, which impose any duty upon Master Landlord or Landlord with respect to any the use, occupancy, improvement or alteration of the Premises, including, without limitation, Leasehold Improvements (as hereinafter defined), and the sidewalks and curbs adjoining the same, and with the rules, regulations and requirements of Master Landlord’s and Landlord’s insurance underwriters with respect to the Premises and the sidewalks and curbs adjoining the same. Nothing in this Section 5.2 shall modify or diminish the responsibility of Landlord to: (a) maintain and repair the Property as provided in Section 9.2, (b) deliver the Premises to Tenant in accordance with Section 3.1, (c) maintain the lighting required in Section 9.4, (d) carry insurance that Landlord is required to carry under Section 14.1, and (e) carry out its duties in the event of a casualty in accordance with Article 16.
5.3    ADA Compliance. If Tenant fails to comply with the requirements of Section 5.2 pertaining to ADA, Landlord, upon reasonable notice to Tenant and an opportunity to cure, shall have the right, but not the obligation, to enter the Premises and perform all necessary tasks to ensure Tenant’s compliance with the ADA and other handicap access and nondiscrimination laws and requirements. Tenant shall indemnify, defend and save harmless Landlord from all injury, loss or damage to any person or property occasioned by Landlord’s completion of any necessary tasks to ensure compliance with the requirements of Section 5.2 pertaining to ADA, except to the extent such loss or damage is the result of the negligence or willful misconduct of Landlord, its employees, agents or contractors or breach of Landlord’s obligations under this Lease. Tenant shall reimburse Landlord for any and all reasonable actual third party costs plus an administrative fee equal to fifteen (15%) percent of such costs incurred in completing such necessary tasks to ensure Tenant’s compliance with ADA, including, but not limited to, reasonable third party attorneys’ and consultants’ fees and disbursements and costs of corrective measures actually incurred. Any such costs incurred by Landlord shall be reimbursed by Tenant as Additional Rent or pursuant to a reasonable payment schedule established by Landlord.
5.4    OFAC Compliance. Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by

Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 10756, the “Patriot Act”) prohibit certain property transfers. Tenant hereby represents and warrants to Landlord (which representations and warranties shall be deemed to be continuing and re-made at all times during the Term) that neither Tenant nor any stockholder, manager, beneficiary, partner, or principal of Tenant: (a) is listed in the annex to, or otherwise subject to the Executive Order and that none of them is listed on the United States Department of the Treasury Office of Foreign Assets Control (“OFAC”) list of “Specially Designated Nationals and Blocked Persons” (the “SDN List”), as modified from time to time, and that none of them is otherwise subject to the provisions of the Executive Order; (b) is owned or controlled by, or, to the best of Tenant’s knowledge and after reasonable investigation, acting for or on behalf of, any person listed in or otherwise subject to the provisions of the Executive Order; (c) is a Person organized in or controlled from a country, the effects of the activities with respect to which are regulated or controlled pursuant to the following United States laws and the regulations or executive orders promulgated thereunder: (1) the Trading with the Enemy Act of 1917, 50 U.S.C. §1, et seq., as amended (which countries are, as of the date hereof, North Korea and Cuba); (2) the International Emergency Economic Powers Act of 1976, 50 U.S.C. §1701, et seq., as amended (which countries are, as of the date hereof, Balkans, Belarus, Burma (Myanmar), Cote d’Ivoire (Ivory Coast), Cuba, Iran, Iraq, Liberia, North Korea, Sudan, Syria and Zimbabwe); and (3) the Anti-Terrorism and Arms Export Amendments Act of 1989, codified at Section 6(j) of the Export Administrative Act of 1979, 50 U.S.C. App. §2405, as amended (which countries are, as of the date hereof, Cuba, Iran, Iraq, Libya, North Korea, Sudan and Syria); (d) to the best of Tenant’s knowledge and after reasonable investigation (1) is making or receiving any contribution of funds, goods or services to or for the benefit of any person listed in or otherwise subject to the Executive Order, (2) is dealing in transactions involved with parties on the SDN List, or (3) is engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in the Executive Order; (e) is in compliance with OFAC’s regulations, 31 C.F.R. Parts 500 et. seq. and all executive orders and other laws, including, but not limited to, the International Emerging Economic Powers Act, implemented by these regulations; and (f) is in compliance with the Bank Secrecy Act, as amended by Title III of the Patriot Act, and its implementing regulations, 31 C.F.R. Part 110. Tenant hereby further represents and warrants to Landlord (which representation and warranty shall be deemed to be continuing and re-made at all times during the Term) that it has established policies and procedures designed to prevent transactions prohibited under OFAC’s regulations and to prevent and detect money laundering.
5.5    Required Tenant Information. In the future, Master Landlord may be required to obtain additional information from Tenant to verify Tenant’s existence and the source of Tenant’s funds or compliance with the Executive Order. Tenant agrees to provide any such information requested by Master Landlord. Furthermore, in connection with any Laws, legislation or regulation that will require Master Landlord to share information with respect to Tenant with governmental authorities or governmental agencies, Tenant agrees not to hold Master Landlord liable for any loss or injury that may occur as a result of providing such information.

5.6    Nuisance. Tenant shall not perform any act or carry on or permit any practice which may injure the Premises or any other part of the Property, or cause offensive odor(s) or loud noise or constitute a nuisance or menace to any other tenant or tenants or other persons in the Property.
5.7    Operation of Premises. Tenant shall operate the Premises as general office space and shall maintain the Premises in an orderly, neat, clean, attractive condition. Tenant will use diligent efforts to monitor the conduct of its invitees to ensure that such invitees do not loiter in the Premises or any other portions of the Property.
5.8    Floor Load. Tenant shall not place a load upon any floor of the Premises exceeding the floor load per square foot of area which such floor was designed to carry or which is allowed by law. Equipment shall be placed and maintained by Tenant, at Tenant’s expense, in settings sufficient, in Landlord’s judgment, to absorb and prevent vibration, noise and annoyance. Tenant shall not move any safe, heavy machinery, heavy equipment, freight, bulky matter or fixtures into or out of the Building without Landlord’s prior consent, which consent may include a requirement to provide additional insurance naming Landlord as an insured, in such amounts as Landlord may deem reasonable. If such safe, machinery, equipment, freight, bulky matter or fixtures require special handling, Tenant agrees to employ only persons holding a Master Rigger’s License to do such work, and agrees that all such work in connection therewith shall comply with all applicable Laws. Any such moving shall be conducted in accordance with the TAA Process and at the sole risk and hazard of Tenant, and Tenant will indemnify, defend and save Landlord and Master Landlord harmless from and against any and all liability, loss, injury, claim, suit or damages arising from such moving.
5.9    Signage. Landlord shall provide and install, at Landlord’s expense, Building standard signage on the lobby directory and at the elevator lobby on the (3rd) floor of the Building to identify Tenant’s official name; all such letters and numerals to be in the Building standard graphics. Tenant shall not place on the exterior of the walls of the Premises (including both interior and exterior surfaces of windows and doors) or on any part of the Building, any signs, symbols, advertisements or the like visible from outside of the Premises. Notwithstanding the foregoing, Tenant shall have the right, at its sole cost and expense, to install signage on the exterior of the Building, subject to the terms and conditions of this Lease and subject further to Landlord’s prior written approval of such signage, including, without limitation, the size, style, placement, location, and method of installation thereof. Such signage shall comply with and be installed, maintained, and removed by Tenant in accordance with all Laws, the terms of this Lease, all Rules and Regulations, and any requirements of the Master Landlord. Tenant shall be responsible for procuring all necessary permits and licenses required for such signage before installing the same and will perform all work in connection with such signage in a good and workmanlike manner employing materials of good quality. Tenant shall keep such signage in good condition and proper operating order. Tenant shall remove such signage and repair any damage resulting therefrom at its sole cost and expense on or before the expiration of the Term.
5.10    Affirmative Action. With respect to Tenant’s exercise of all uses, rights and privileges herein granted, Tenant hereby agrees to undertake affirmative action as required by

Master Landlord, and by all federal and state laws, rules and regulations pertaining to Civil Rights and Equal Opportunity. Tenant agrees that Tenant shall comply with any affirmative action plans submitted pursuant to the directives of any federal agency and in accordance with federal law.
5.11    Prohibition Against Discrimination. Tenant shall not discriminate against any person, employee or applicant for employment because of that person’s membership in any legally protected class, including but not limited to their race, color, gender, religion, creed, national origin, ancestry, age being greater than forty years, sexual orientation, handicap, genetic information, or Vietnam era veteran status in the use of the Premises, including the hiring and discharging of employees, providing and using of services and activities conducted thereon, and the selection of suppliers and contractors. Tenant shall not discriminate against any person, employee, or applicant for employment who is a member of, or applies to perform service in, or has an obligation to perform service in, a uniformed military service of the United States, including the National Guard, on the basis of that membership, application, or obligation in the use of the Premises, including the hiring and discharging of employees, providing and using of services and activities conducted thereon, and the selection of suppliers and contractors.
5.12    Civil Rights Compliance. Tenant shall comply with all federal and state laws and Master Landlord regulations pertaining to Civil Rights and Equal Opportunity, including executive orders and rules and regulations of appropriate federal and state agencies unless otherwise exempt therein.
5.13    Right to Use Common Areas. Landlord hereby grants to Tenant and Tenant’s customers, invitees and employees for the entire Term, a nonexclusive license to use, in common with Landlord, Landlord’s customers, invitees and employees and with the other tenants and occupants of the Property and their respective customers, invitees and employees, the Common Areas for their intended purposes subject to reasonable rules and regulations as Landlord may establish or modify from time to time. Tenant shall abide by all such rules and regulations and shall use commercially reasonable efforts to cause others who use the Common Areas with Tenant’s express or implied permission to abide by Landlord’s rules and regulations. At any time, Landlord may close any Common Areas to perform any acts in the Common Areas as, in Landlord’s reasonable judgment, are desirable to maintain or improve the Property, provided that Landlord shall use reasonable efforts to (i) provide Tenant advance notice of such work, (ii) minimize any disruption to Tenant’s business operations and (iii) request that such actions occur at non-peak (i.e. non-evening) business times for Tenant provided that Landlord shall not be required to use or pay for overtime personnel to perform such acts. Tenant shall not interfere with the rights of Landlord, other tenants, or any other person entitled to use the Common Areas. Landlord further agrees: (i) subject to repair and other reasonable temporary closures, the Common Areas will remain open during the Property’s standard business hours during the Term; (ii) to maintain a no solicitation policy within the Common Areas, subject to Landlord’s agreements with various kiosk operators, provided however, that no such kiosk will unreasonably obstruct access to or visibility of the Premises and (iii) such work shall not unreasonably limit access to the Premises or the Permitted Use thereof. “Common Areas” means those parts of the Property provided by Landlord for the common use of all tenants, from time to time, specifically including parking areas, driveways within the Property and to public roads adjoining the Property, sidewalks, landscaping, loading areas, private streets and alleys, lighting facilities, drinking fountains, and public toilets.
5.14    Maintenance of Common Areas. At all times during the Term, Landlord will maintain the Common Areas and all mechanical and lighting equipment thereon in safe and secure first class order, condition and repair and will keep the Common Areas clean and free from rubbish, ice and snow and cause the Common Areas and signs to be well lit during the Property’s standard business hours, subject to Master Landlord’s and the City of Boston’s approval. Landlord will maintain surfaces of sidewalks, in a level and smooth condition with comparable surfacing material as those originally installed thereon. Landlord will also maintain in accordance with Laws the landscaping on and about the Property in good order, condition and repair. Landlord will also maintain or cause to be maintained all exterior or outside parts of the Property outside the Premises other than the Common Areas in good order, condition and repair.
5.15    Prohibited Uses. Tenant shall not use the Premises for any use not specifically granted in Section 1.25 of this Lease without the prior written approval of Landlord and Master Landlord, which approval may be granted or withheld by Landlord and Master Landlord, in their sole and absolute discretion. Prohibited uses include, but shall not be limited to, the following (collectively, the “Prohibited Uses”):
5.15.1    Parking, other than any emergency or handicapped parking or a drop off/valet area as set forth in Section 32.12 of the Lease and in compliance with applicable law, if any;
5.15.2    Any casino, sports or game facility or off-track betting club or other establishment which is primarily devoted to gambling activities;
5.15.3    The sale of alcoholic beverages;
5.15.4    Any adult entertainment purposes or for the sale, rental or display or so-called “adult” or pornographic materials;
5.15.5    The sale or display of any firearm; any services involving potential fire hazards or the use of Hazardous Materials (other than ordinary cleaning supplies, ordinary office supplies and the like);
5.15.6    Any illegal, offensive or immoral use or purpose;
5.15.7    For any use which is a public nuisance; or
5.15.8    Any use that would make void or voidable any insurance then in force with respect to the Premises.
Immediately upon the discovery of any Prohibited Use, Tenant shall take all necessary steps, legal and equitable, to immediately discontinue such Prohibited Use or compel discontinuance of such Prohibited Use, including, if necessary, the eviction or removal from the Premises of any subtenants, licensees, invitees or concessionaires engaged in such Prohibited Use.
ARTICLE VI
SECURITY DEPOSIT.
6.1    The Security Deposit required by this Lease shall be delivered to Landlord upon the execution of this Lease by Tenant and shall be held by Landlord without liability for interest (unless required by Law) as security for the performance of Tenant’s obligations. The Security Deposit is not an advance payment of Rent or a measure of Tenant’s liability for damages. Landlord may, from time to time, without prejudice to any other remedy, use all or a portion of the Security Deposit to satisfy past due Rent or to cure any uncured default by Tenant. If Landlord uses the Security Deposit, Tenant shall on demand restore the Security Deposit to its original amount. Landlord shall return any unapplied portion of the Security Deposit to Tenant within forty-five (45) days after the later to occur of: (1) the date Tenant surrenders possession of the Premises to Landlord in accordance with this Lease; or (2) the Expiration Date. If Landlord transfers its interest in the Premises, Landlord may assign the Security Deposit to the transferee and, following the assignment, Landlord shall have no further liability for the return of the Security Deposit. Landlord shall not be required to keep the Security Deposit separate from its other accounts. If the Security Deposit is in the form of an unconditional, irrevocable letter of credit, such letter of credit will be issued by a financial institution approved by Landlord and in the form of Exhibit E attached hereto and made a part hereof (“Letter of Credit”). Tenant shall renew or replace the original and any subsequent Letter of Credit at least thirty (30) days prior to the expiration of such Letter of Credit. If Tenant fails to timely renew or replace such Letter of Credit in accordance herewith, Landlord shall have the right to draw the full amount of the Letter of Credit and shall thereafter hold the proceeds thereof as a Security Deposit pursuant to the terms of this section.
6.2    Notwithstanding the foregoing, Landlord and Tenant agree that the Letter of Credit shall be subject to the following reductions in value provided that there is not then and there has not previously been a Tenant default beyond any applicable grace or cure period:
a.    Following the third Lease Year from the Rent Commencement Date, Landlord agrees that Tenant may deliver to Landlord a replacement Letter of Credit in the amount of $396,564.00 at which time Landlord shall immediately surrender the original $495,705.00 Letter of Credit to Tenant; and
c.    Following the fifth Lease Year from the Rent Commencement Date, Landlord agrees that Tenant may deliver to Landlord a replacement Letter of Credit in the amount of $297,423.00 at which time Landlord shall immediately surrender the $396,564.00 Letter of Credit to Tenant, which Landlord shall continue to hold in accordance with the terms of this Lease.

ARTICLE VII
UTILITIES AND SERVICES.
7.1    Tenant’s Obligations. Tenant shall contract directly with the applicable utility companies for such utility services or Landlord shall install, at Landlord’s sole cost and expense, all necessary submeters to measure Tenant’s use of electricity, telecommunications and cable in the Premises. Tenant shall pay any and all costs of electricity, telecommunications and cable utilized in the Premises directly to such service provider, with copies of paid invoices to be delivered to Landlord at Landlord’s request.
7.2    Landlord’s Obligations. If after making diligent efforts to contract directly with the applicable utility companies, Tenant is unable to contract directly with a particular utility and have a meter to measure its consumption installed, Landlord shall furnish such utility services to Tenant. Tenant shall, at Tenant’s sole cost and expense, install a checkmeter to measure its consumption of such utilities in the Premises, and shall pay to Landlord, as Additional Rent, the sum of an amount determined by applying the rate at which Landlord purchases such utility service (including taxes and surcharges thereon) to Tenant’s consumption of and demand for such utility service as recorded on the checkmeter measuring Tenant’s utilization of such utility, and (ii) Landlord’s overhead and an administrative charge of five (5%) percent of the amount referred to in clause (i) above, if permitted (such combined sum being hereinafter called the “Checkmeter Charge”. Landlord shall cause Tenant’s checkmeter to be read at regular intervals. Upon receipt by Landlord of an invoice from the applicable utility company, Landlord shall bill Tenant in accordance with the foregoing, and Tenant shall pay the amount of such invoice to Landlord within ten (10) days of receipt thereof.
7.3    Cleaning and Security Services. Cleaning of the Premises and the lobby, elevators, public corridors, washrooms, and stairs which Tenant has the right to use in common with others, all in accordance with the Building Cleaning Specifications attached to this Lease as Exhibit B and made a part hereof and shall be performed Landlord or its contractor. Landlord shall have no obligation to provide any security services to the Premises.
7.4    Use of Electrical Service. Tenant’s use of electrical service shall not exceed, either in voltage, rated capacity, or overall load, that is standard for first-class corporate office space in the Seaport District of Boston, Massachusetts. If Tenant requests permission to consume excess electrical service, Landlord may refuse to consent or may condition consent upon conditions that Landlord reasonably elects (including, without limitation, the installation of utility service upgrades, meters, submeters, air handlers or cooling units), and the additional usage (to the extent permitted by Law), installation and maintenance costs shall be paid by Tenant.
7.5    Service Failures. In the event that Landlord provides utility services to Tenant, Landlord’s failure to furnish, or any interruption or termination of, services due to the application of laws, the failure of any equipment, the performance of repairs, improvements or alterations, or the occurrence of any event or cause beyond the reasonable control of Landlord (a “Service Failure”) shall not render Landlord liable to Tenant, constitute a constructive eviction of Tenant, give rise to an abatement of Rent, nor relieve Tenant from the obligation to fulfill any covenant or agreement provided such Service Failure does not exceed three (3) consecutive business days. In no event, shall Landlord be liable to Tenant for any loss or damage, including the theft of Tenant’s Property (defined in Article XIV), arising out of or in connection with the failure of any security services, personnel or equipment.
ARTICLE VIII
LEASEHOLD IMPROVEMENTS.
8.1    All improvements to the Premises (collectively, “Leasehold Improvements”) shall be owned by Landlord and shall remain upon the Premises without compensation to Tenant. However, Landlord, by written notice to Tenant not later than seventy-five (75) days prior to the Expiration Date, or at any time if Tenant is in default, may require Tenant to remove, at Tenant’s expense: (1) Cable (defined in Section 9.1) installed by or for the exclusive benefit of Tenant and located in the Premises; and (2) any Leasehold Improvements that are performed by or for the benefit of Tenant and are required to be removed in writing by the Landlord at the time of approval by Landlord of the plans and specifications related to such Leasehold Improvements (collectively referred to as “Required Removables”). Without limitation, it is agreed that Required Removables may include internal stairways, raised floors, vaults, rolling file systems and structural alterations and modifications of any type. The Required Removables designated by Landlord shall be removed by Tenant before the Expiration Date. Tenant’s possession of the Premises shall be subject to all of the terms and conditions of this Lease, including the obligation to pay Rent on a per diem basis at the rate in effect for the last month of the Term. Tenant shall repair damage caused by the installation or removal of Required Removables. If Tenant fails to remove any Required Removables or perform related repairs in a timely manner, Landlord, at Tenant’s expense, may remove and dispose of the Required Removables and perform the required repairs. Tenant, within thirty (30) days after receipt of an invoice, shall reimburse Landlord for the reasonable costs incurred by Landlord.
ARTICLE IX
REPAIRS AND ALTERATIONS.
9.1    Tenant’s Repair Obligations. Except with respect to Landlord’s obligations specifically set forth in Section 9.2 below, Tenant shall, at its sole cost and expense, promptly perform all maintenance and repairs to the Premises, and shall keep such Premises in good condition and repair, reasonable wear and tear excepted. Tenant’s repair obligations include, without limitation, repairs to: (1) floor coverings; (2) interior partitions; (3) doors; (4) the interior side of demising walls; (5) electronic, phone and data cabling and related equipment (collectively, “Cable”) that is installed by or for the exclusive benefit of Tenant and located in the Premises; (6) equipment related to the HVAC unit but only to the extent located in the Premises; (7) interior acoustical panel ceilings; (8) glass; (9) window moldings; (10) Alterations performed by contractors retained by Tenant, and (11) any portion of the Premises or the systems serving the Premises that are not Landlord’s responsibility pursuant to Section 9.2 hereof. All work shall be performed in accordance with the rules and procedures described in Section 9.3 below. If Tenant fails to make any repairs to the Premises for more than thirty (30) days after notice from Landlord (although notice shall not be required if there is an emergency and such thirty (30) day period shall be extended if the repair reasonably take longer than thirty (30) days and Tenant is diligently pursuing same, provided, however that such repairs shall be completed in a shorter time period if requested by Master Landlord or Landlord’s Mortgagee), Landlord may make the repairs, and Tenant shall pay to Landlord the reasonable cost of the repairs within thirty (30) days after receipt of an invoice therefor, together with an administrative charge in an amount equal to ten percent (10%) of the cost of the repairs. All major repairs shall be made in compliance with all applicable provisions of Master Landlord’s Tenant Alteration Application Process (“TAA Process”), as the same may be amended from time to time.
9.2    Landlord’s Repair Obligations. Landlord shall keep and maintain in good repair and working order and make repairs (and replacements if deemed reasonably necessary in Landlord’s sole discretion) to and perform maintenance upon: (1) structural elements and exterior of the Building, (2) the roof of the Building, (3) mechanical equipment and other Building systems used in connection with the Premises and/or the Common Areas, including, without limitation, the HVAC units and equipment serving the Premises, (4) utility lines that serve the Premises, but which are not located within the Premises and do not exclusively serve the Premises. Landlord shall promptly make repairs (considering the nature and urgency of the repair) for which Landlord is responsible, with the cost of any and all of the above to be included in Property Expenses.
9.3    Alterations. Tenant shall not perform any demolition work, alterations, additions or improvements to the Premises, including, without limitation, the HVAC system, or install any Cable in the Premises (all, collectively referred to as “Alterations”) without first obtaining the written consent of Landlord in each instance, which consent shall be granted or withheld in accordance with the provisions of the Master Lease. Prior to starting any work, Tenant shall furnish Landlord with plans and specifications acceptable to Landlord in its reasonable discretion; names of contractors acceptable to Landlord in its sole discretion; copies of contracts, necessary permits and approvals; evidence of contractor’s and subcontractor’s insurance in amounts reasonably required by Landlord; and any payment bond, performance bond, lien bond or other security for performance that is required by Landlord. Changes to the plans and specifications must also be submitted to Landlord for its prior approval. Alterations shall be constructed in a good and workmanlike manner using materials of a quality that is at least equal to the quality designated by Landlord as the minimum standard for the Property. Landlord may designate reasonable rules, regulations and procedures for the performance of work in the Property, provided, however, in the event such rules, regulations and procedures conflict with the terms of this Lease, the terms of this Lease shall control, and, to the extent reasonably necessary to avoid material disruption to the occupants/guests of the Property, shall have the right to reasonably designate the time when Alterations may be performed. Tenant shall reimburse Landlord within thirty (30) days after receipt of an invoice for sums paid by Landlord for third party examination of Tenant’s plans. In addition, within thirty (30) days after receipt of an invoice from Landlord, Tenant shall pay to Landlord a fee for Landlord’s review, oversight and coordination of such Alterations equal to three percent (3%) of the cost of the Alterations. Upon completion, Tenant shall furnish “as-built” plans, completion affidavits, full and final unconditional waivers of lien (and/or notices of completion) and receipted bills covering all labor and materials. Tenant shall assure that the Alterations comply with all insurance requirements and laws. Landlord’s approval of an Alteration shall not be a representation by Landlord that the Alteration complies with applicable Laws or will be adequate for Tenant’s use. All Alterations shall be at Tenant’s sole cost and expense, which costs and expenses shall be paid promptly when due. Tenant hereby indemnifies and holds Master Landlord and Landlord harmless from any damage, injury, loss, liability, costs, claims, demands, damages, actions, causes of action, and suits arising out of or in any manner related to any construction or demolition or other work whatsoever done by Tenant or its agents, employees, licensees, invitees or contractors with respect to the Premises. Notwithstanding the foregoing, Tenant shall be permitted to undertake Cosmetic Alterations (hereinafter defined) in the Premises without Landlord’s prior approval, but upon at least ten (10) business days prior written notice to Landlord. As used herein, “Cosmetic Alterations” shall mean decorative, non-structural alterations (i.e., carpet, wallpaper, etc.) which do not require a building permit to undertake and which cost in the aggregate less than Fifteen Thousand Dollars ($15,000.00) during the first Lease Year and increased for each Lease Year thereafter by Three Thousand Dollars ($3,000.00). All cosmetic alterations shall be performed in a good and workmanlike manner.
9.4    Lighting. All exterior lighting shall be subject to Landlord’s approval to ensure compliance with standards promulgated by the Federal Aviation Administration.
ARTICLE X
ENTRY BY LANDLORD AND MASTER LANDLORD.
10.1    Landlord, Master Landlord, and their respective authorized employees, agents, contractors, subcontractors, and other representatives may enter the Premises to inspect or show (in the last twelve (12) months of the Term) the Premises, or to make repairs, alterations or additions to the Premises (to the extent permitted hereunder). Except in emergencies, Landlord and Master Landlord shall provide Tenant with twenty-four (24) hours prior notice of entry into the Premises, which may be given orally and Landlord and Master Landlord shall use commercially reasonable efforts to make such entry during hours other than the hours between 8 am and 6 pm on Monday through Friday. If reasonably necessary for the protection and safety of Tenant and its employees, Landlord or Master Landlord shall have the right to temporarily close all or a portion of the Premises to perform repairs, alterations and additions. Entry by Landlord or Master Landlord shall not constitute constructive eviction or entitle Tenant to an abatement or reduction of Rent.
ARTICLE XI
ASSIGNMENT AND SUBLETTING.
11.1    General Prohibition. Tenant shall not encumber all or any part of this Lease, nor Tenant’s subleasehold interest in the Premises and Tenant shall not assign this Lease, sub-sublet the Premises or any part thereof, or any right or privilege appurtenant thereto, nor enter into franchise, license or sub-sublease agreements allowing any other entity or person to occupy or use the Premises or any part thereof (collectively a “Transfer”) without first procuring the written consent of Landlord and Master Landlord, which consent shall be withheld or granted in accordance with the provisions of this Article XI.
11.2    Conditions of Assignment. No assignment of this Lease shall be made unless and until, the assignee shall execute, acknowledge and deliver to Master Landlord and Landlord an agreement, in form and substance reasonably satisfactory to Master Landlord and Landlord, whereby the assignee shall assume the obligations and performance of this Lease and agree to be bound by and upon all of the covenants, agreements, terms, provisions and conditions hereof on the part of Tenant to be thereafter performed or observed and whereby the assignee shall agree that the provisions of Article XI hereof shall, notwithstanding such an assignment or transfer, continue to be binding upon it in the future or if such assignment or assumption is effected as a matter of law, then the assignee shall execute, acknowledge and deliver an instrument in form and substance reasonably satisfactory to Master Landlord and Landlord confirming the assumption of the obligations and performance of this Lease as aforesaid and shall deliver to Master Landlord and Landlord such evidence as they may reasonably request that an assumption in accordance with the terms of this Lease has been effected as a matter of law. Tenant covenants that, notwithstanding any assignment or acceptance of Rent by Landlord from an assignee or transferee or any other party, Tenant shall remain fully and primarily liable for the payment of the Rent, Additional Rent and any other sums due and to become due under this Lease and for the performance of all of the covenants, agreements, terms, provisions and conditions of this Lease on the part of Tenant to be performed or observed.
11.2.1    Transfers to Affiliates. Subject to receipt of Master Landlord’s consent if required in the Master Lease, Tenant shall have the right to assign or sublet this Lease to any “Affiliate” by obtaining Landlord’s reasonable prior written consent, which consent Landlord shall not unreasonably withhold, condition or delay within thirty (30) days of written request of the same to Landlord and Master Landlord (if its consent is not required pursuant to the Master Lease), together with copies of the proposed transfer documentation. As used herein, an “Affiliate” means any entity that owns or is owned or controlled by, or is under common ownership or control with Tenant or, any entity constituting an Affiliate of Tenant with which, or into which, the original Tenant named herein is merged or consolidated provided all or substantially all of Tenant’s assets or stock are transferred as a going concern. Notwithstanding the foregoing, if Tenant assigns or transfers this Lease to any Affiliate with an equal or greater net worth than Tenant as of the Effective Date, then provided Tenant delivers prior written notice of such transaction (together with copies of the transfer documentation) to Landlord at least thirty (30) days prior to such transfer or sublease, then Landlord’s approval pursuant to Section 11.2.1 shall not be required. Notwithstanding anything to the contrary contained in this Article XI, no series of one or more of such Affiliate transfer transactions shall be used by Tenant, for the purpose of circumventing the provisions of this Lease requiring Landlord’s consent to Transfers, in order for Tenant to “spin-off” this Lease to independent third parties.

11.2.2    Other Transfers. All other assignments, subleases or changes in the ownership of the Tenant that do not meet the requirements of Section 11.2.1 shall require the prior written consent of Landlord, such consent not to be unreasonably withheld, conditioned or delayed.
11.3    Conditions of Sublease. Master Landlord and Landlord shall not unreasonably withhold their consent to a written sublease and shall provide their written consent to a sublease within thirty (30) business days of receipt, provided: (i) the sublease is between Tenant and a credit worthy subtenant at market sublease terms, including, but not limited to, security payment considerations; (ii) the sublease shall be subject and subordinate to all of the terms, covenants, agreements, provisions and conditions of the Lease and the Master Lease; (iii) the sublease does not violate the terms of any other lease or occupancy agreement of a portion of the Property; (iv) the subtenant shall not have the right to further assign the sublease or to further sublease, or to allow the Premises to be used by others, without the written consent of Landlord and Master Landlord in each instance; and (v) the subtenant is a first class office tenant consistent with the character of the other occupants of the Property. In no event shall the term of any sublease exceed the term of the Lease or the Master Lease. Without limiting the foregoing, it will not be unreasonable for Landlord or Master Landlord to withhold its approval of any sublease agreement because such sublease agreement fails to comply with the provisions of this Article XI.
11.4    Request for Consent. Tenant shall pay to Landlord and Master Landlord any attorneys’ fees and expenses incurred by Landlord or Master Landlord in connection with any proposed Transfer, whether or not Landlord or Master Landlord consents to such Transfer provided, however, that Master Landlord’s attorneys’ fees and expenses shall not exceed $2,000 in each instance. Tenant shall also provide Landlord with financial statements for the proposed transferee, a complete copy of the proposed assignment, sub-sublease and other contractual documents and such other information as Landlord may reasonably request.
11.5    Proceeds. If Tenant shall assign or sublease, the following shall apply: Tenant shall pay to Landlord as Additional Rent fifty percent (50%) of the Proceeds (defined below) on such transaction (such amount being “Landlord’s Share”) as and when received by Tenant, unless Landlord shall give notice to Tenant and the assignee or subtenant that Landlord’s Share shall be paid by the assignee or subtenant to Landlord directly. “Proceeds” shall mean (a) all rent paid for or in respect of the assignment or sublease, including fees under any collateral agreements less (b) the rent and other sums payable under this Lease (in the case of a sublease of less than all of the Premises, allocable to the subleased premises) and all costs and expenses directly incurred by Tenant in connection with the execution and performance of such assignment or sublease for reasonable real estate broker’s commissions and reasonable costs of renovation or construction of tenant improvements required under such assignment or sublease. Tenant shall be entitled to recover such reasonable costs and expenses before Tenant shall be obligated to pay Landlord’s Share to Landlord. Tenant shall provide Landlord a written statement certifying all amounts to be paid from any assignment or sublease of the Premises within thirty (30) days after the transaction shall be signed and from time to time thereafter on Landlord’s request, and Landlord may inspect Tenant’s books and records to verify the accuracy of such statement. On written request, Tenant shall promptly furnish to Landlord copies of all the transaction documentation, all of which shall be certified by Tenant to be complete, true and correct. Tenant shall promptly reimburse Landlord for all reasonable legal costs and expenses incurred by Landlord in connection with a request for a sublease or assignment of this Lease.
ARTICLE XII
LIENS.
12.1    Tenant shall not permit mechanic’s or other liens to be placed upon the Property, Premises or Tenant’s leasehold interest in connection with any work or service done or purportedly done by or for the benefit of Tenant. If a lien is so placed, Tenant shall, within ten (10) business days of notice from Landlord of the filing of the lien, fully discharge the lien by settling the claim which resulted in the lien or by bonding or insuring over the lien in the manner prescribed by the applicable lien law. If Tenant fails to discharge the lien, then, in addition to any other right or remedy of Landlord, Landlord may bond or insure over the lien or otherwise discharge the lien. Tenant shall reimburse Landlord for any amount paid by Landlord to bond or insure over the lien or discharge the lien, including, without limitation, reasonable attorneys’ fees (if and to the extent permitted by Law) within fifteen (15) days after receipt of an invoice from Landlord.
ARTICLE XIII
INDEMNITY AND WAIVER OF CLAIMS.
13.1    Indemnity. Tenant agrees to indemnify, defend and hold harmless Master Landlord, Landlord, and Landlord’s trustees, beneficiaries, members, managers, principals, partners, officers, directors, employees, Mortgagee(s) (defined in Article XXIV) and agents (“Landlord Related Parties”), from and against and from any and all liability and expenses arising from (a) any and all claims, causes of action, suits by or on behalf of any person arising out of (i) the occupancy of the Premises by Tenant, the conduct of any operations of Tenant on the Premises, or the exercise by Tenant of its rights under this Lease, or (ii) acquisition, installation, construction, reconstruction, improvement, equipping, furnishing, use, occupancy, conduct of any work or anything whatsoever to be done or omitted to be done in or about the Premises, by Tenant, or its agents, employees, invitees, contractors, employees or licensees, or (iii) any breach or default by Tenant of its obligations under this Lease, or omission or negligence of Tenant or any of its agents, employees, invitees contractors, employees or licensees, or (iv) the failure of Tenant, or its agents, employees, invitees, contractors, employees or licensees, to comply with any law, rule, order, regulation, license, permit or lawful direction now or hereafter in force of any governmental agency or public authority, in each case to the extent the same are related, directly or indirectly, to the Premises or Tenant’s use hereof, or (v) directly or indirectly, from any accident, injury or damage, however caused, to any person or property on or about the Premises, or (vi) any accident, injury or damage to any person or property occurring outside of the Premises, where such accident, injury or damage results, or is claimed to have resulted from, any intentional act, omission or negligence on the part of Tenant, its agents, employees, invitees, contractors, licensees or anyone claiming by, through or under

Tenant, or (vii) any act, omission or negligence of Tenant’s agents, employees, invitees, contractors, employees, licensees or any accident, injury or damage whatsoever caused to any person or to the property of any person; and (b) any and all losses, costs, reasonable outside counsel fees, investigation costs, adjusting fees, or any other expenses or liabilities incurred in connection with any such claim or any action or proceeding brought thereon (including without limitation costs and fees of any experts in connection therewith); provided, however, that Tenant shall not be required to indemnify Landlord or Master Landlord for any liabilities, losses, costs, fees or expenses incurred by Landlord or Master Landlord, as applicable, to the extent the same are caused by or resulting from the negligence or willful misconduct of Landlord or Master Landlord, as applicable, its contractors or express agents.
13.2    Waiver of Claims. Except as specifically provided in this Lease or applicable law, Tenant hereby releases Landlord and the Landlord Related Parties, and their respective agents and employees from, and waives all claims for, damage or injury to person or property and loss of business sustained by Tenant and resulting from the Property or the Premises or any part thereof or any equipment therein becoming in disrepair, or resulting from any accident in or about the Property. This paragraph shall apply particularly, but not exclusively, to flooding, damage caused by equipment and apparatus serving the Property, water, snow, frost, steam, excessive heat or cold, broken glass, sewage, gas, odors, excessive noise or vibration, the bursting or leaking of pipes, plumbing fixtures or sprinkler devices, any act or omission of any party other than Landlord or Landlord Related Parties, or any causes not reasonably within the control of Landlord. Without limiting the generality of the foregoing, Tenant waives all claims and rights of recovery against Landlord and the Landlord Related Parties and their respective agents and employees for any loss or damage to any property of Tenant, which loss or damage is insured against, or required to be insured against, by Tenant pursuant to Article XIV hereof, whether or not such loss or damage is due to the fault or negligence of Landlord or the Landlord Related Parties, or their respective agents or employees, and regardless of the amount of insurance proceeds collected or collectible under any insurance policies in effect.
ARTICLE XIV
INSURANCE.
14.1    Tenant shall carry and maintain the following insurance (“Tenant’s Insurance”), at its sole cost and expense: (1) Commercial General Liability coverage written on an occurrence basis. Such coverage and shall include, but not be limited to, Premises/Operations, Products/Completed Operations, Personal and Advertising Injury, Medical Payments, and Blanket Contractual Liability. Products Liability coverage shall be maintained for three years after expiration of the Lease with limits indicated below. Coverage shall be in form no less broad than the most recent version of ISO CG 00 01. With the exception of Nuclear Energy Exclusions, Employment Related Practices Exclusions, and Asbestos Exclusions, no exclusionary endorsements may be attached to the ISO CG 00 01. Limits are as follows: $1,000,000 Each Occurrence and $3,000,000 Aggregate (Aggregate Limits shall apply on a per project or per location basis); (2) Workers’ Compensation Insurance as required by the state in which the Premises is located and in amounts as may be required by applicable statute, but in any event, at no lower than the following limits: $500,000 Each Accident, $500,000 Disease-Policy Limit and $500,000 Disease-Each Employee; (3) “All Risk” insurance coverage for Tenant’s trade fixtures, equipment, furniture and other personal property within the Premises (“Tenant’s Property”), with provision for Waiver of Subrogation as further set forth below; (4) Business Interruption Insurance providing in the event of damage or destruction of the Premises an amount sufficient to sustain Tenant for a period of not less than one year for written at replacement cost value and with a replacement cost endorsement; (5) Coverage for damage to or replacement of plate glass; and (6) such other coverage in such other amounts as Landlord reasonably requests from time to time. Any company writing any of Tenant’s Insurance shall have an A.M. Best rating of not less than A-X and shall be authorized to transact business in Massachusetts. All Commercial General Liability Insurance policies shall name Tenant as a named insured and Landlord, Landlord’s property manager (or any of their successors), and their respective members, principals, beneficiaries, partners, officers, directors, employees, and agents, and other designees of Landlord as the interest of such designees shall appear, Landlord’s mortgagee(s), and Master Landlord, as additional insureds. All policies of Tenant’s Insurance shall contain endorsements that the insurer(s) shall give Landlord and its designees at least thirty (30) days’ advance written notice of any change, cancellation, termination or lapse of insurance. Tenant shall provide Landlord with a certificate of insurance evidencing Tenant’s Insurance prior to the earlier to occur of the Lease Commencement Date or the date Tenant is provided with possession of the Premises for any reason, and upon renewals at least thirty (30) days prior to the expiration of the insurance coverage or as provided for in the policy. So long as the same is available at commercially reasonable rates, Landlord shall maintain so called All Risk property insurance on the Property at replacement cost value, as reasonably estimated by Landlord. Landlord agrees that it shall also be required to comply with all applicable insurance requirements of Master Landlord. Except as specifically provided to the contrary, the limits of either party’s insurance shall not limit such party’s liability under this Lease.
By requiring insurance herein, Landlord does not represent that coverage and limits will necessarily be adequate to protect Tenant, and such coverage and limits shall not be deemed as a limitation on Tenant’s liability under the indemnities granted hereunder.
ARTICLE XV
SUBROGATION.
15.1    Neither Landlord nor Tenant shall be liable to the other or to any insurance company (by way of subrogation or otherwise) insuring the other party or any other person claiming by, through or under such other party, for any loss or damage to any building, structure or other tangible property, or any resulting loss of income, or losses under worker’s compensation laws and benefits, even though such loss or damage might have been occasioned by the negligence of such party, its agents, trustees, principals, beneficiaries, partners, members, officers, directors or employees if any such loss or damage is covered by insurance benefiting the party suffering such loss or damage or was required to be covered by insurance pursuant to this Lease.

ARTICLE XVI
CASUALTY DAMAGE.
16.1    Damage by Casualty. If all or any part of the Premises is damaged by fire or other casualty, Tenant shall immediately notify Landlord in writing. During any period of time that all or a material portion of the Premises is rendered untenantable as a result of a fire or other casualty, the Rent shall abate for the portion of the Premises that is untenantable and not used by Tenant. Landlord shall have the right to terminate this Lease if: (1) the Property shall be damaged so that, in Landlord’s reasonable judgment, substantial alteration or reconstruction of the Property shall be required (whether or not the Premises has been damaged and cannot be repaired within fifteen (15) months from the date of the casualty); (2) Landlord is not permitted by Law or by Master Landlord to rebuild the Building in substantially the same form as existed before the fire or casualty; (3) the Premises have been materially damaged and there is less than two (2) years of the Term remaining on the date of the casualty; (4) any Mortgagee requires that the insurance proceeds be applied to the payment of the mortgage debt; or (5) a material uninsured loss to the Property occurs. Landlord may exercise its right to terminate this Lease by notifying Tenant in writing within ninety (90) days after the date of the casualty. If Landlord does not terminate this Lease, Landlord shall commence and proceed with reasonable diligence to repair and restore the Premises, excluding any Alterations constructed by Tenant (which shall be repaired/replaced by Tenant). However, in no event shall Landlord be required to spend more than the insurance proceeds received by Landlord. Landlord shall not be liable for any loss or damage to Tenant’s Property or to the business of Tenant resulting in any way from the fire or other casualty or from the repair and restoration of the damage. Landlord and Tenant hereby waive the provisions of any Law relating to the matters addressed in this Article, and agree that their respective rights for damage to or destruction of the Premises shall be those specifically provided in this Lease.
16.2    Restoration. If all or any portion of the Premises shall be made untenantable by fire or other casualty, Landlord shall, with reasonable promptness, cause an architect or general contractor selected by Landlord to provide Landlord and Tenant with a written estimate of the amount of time required to substantially complete the repair and restoration of the Premises and make the Premises tenantable again, using standard working methods (“Completion Estimate”). If the Completion Estimate indicates that the Premises cannot be made tenantable within eighteen (18) months from the date the repair and restoration is started, then regardless of anything in Section 16.1 above to the contrary, either party shall have the right to terminate this Lease by giving written notice to the other of such election within ten (10) business days after receipt of the Completion Estimate. Tenant, however, shall not have the right to terminate this Lease if the fire or casualty was caused by the negligence or intentional misconduct of Tenant, Tenant Related Parties or any of Tenant’s transferees, contractors or licensees.

ARTICLE XVII
CONDEMNATION.
17.1    Award. In the event that the Premises, or any part thereof, shall be taken in condemnation proceedings or by exercise of any right of eminent domain or by agreement between Master Landlord, Landlord and those authorized to exercise such right (any such matters being herein referred to as a “Taking”), Master Landlord and Landlord and any Mortgagee, shall have the right to participate in any Taking proceedings or agreement for the purpose of protecting their interests hereunder. Each party so participating shall pay its own expenses therein. Tenant shall have no right to participate in the Taking or any award in connection therewith.
17.2    Termination. If at any time during the Term of this Lease there shall be a Taking of the whole or substantially all of the Premises, this Lease shall terminate and expire on the date of such Taking and the Rent and Additional Rent hereunder shall be paid to the date of such Taking. For the purposes of this Section 17.2 “substantially all of the Premises” shall be deemed to have been taken if the untaken part of the Premises shall be insufficient for the restoration of the Leasehold Improvements thereon, such as to allow the economic and feasible operation of the Premises by Tenant, or if it materially impacts Tenant’s access to or its ability to use and enjoy the Premises in accordance with the Permitted Uses
No such termination of this Lease under this Section 17.2 shall release Tenant from any obligation hereunder for Rent accrued or payable for or during any period prior to the effective date of such termination, and any prepaid rent, taxes and insurance premiums beyond the effective date of such termination shall be adjusted.
17.3    Equitable Abatement. Tenant shall be entitled to an equitable adjustment of the Rent equal to Tenant’s interest under this Lease in such portion of the Premises so taken for the remainder of the Term, as equitably determined by Landlord at no cost to Tenant.
ARTICLE XVIII
EVENTS OF DEFAULT.
18.1    Tenant shall be considered to be in default of this Lease upon the occurrence of any of the following events of default:
18.1.1    Monetary Default. Tenant’s failure to pay when due all or any portion of the Rent and such failure continues for five (5) days after the date the same is due (“Monetary Default”).
18.1.2    Non-Monetary Default.
18.1.2.1    (a) Tenant’s failure to carry required Tenant Insurance set forth in Article XIV or (b) Tenant’s violation of the prohibitions set forth in Section 5.16 of Lease, if such failure of the requirement stated in clause (a) is not cured within one (1) business day after notice of the same is provided to Tenant and if such condition set forth in clause (b) are violated and are thereafter not cured within five (5) days after delivery of written notice of the same to Tenant.
18.1.2.2    Tenant’s failure (other than a Monetary Default or a Non-Monetary Default set forth in 18.1.2 above) to comply with any term, provision or covenant of this Lease, if the failure is not cured within fifteen (15) days after written notice to Tenant. However, if Tenant’s failure to comply cannot reasonably be cured within fifteen (15) days, Tenant shall be allowed additional time (not to exceed sixty (60) days) as is reasonably necessary to cure the failure so long as: (1) Tenant commences to cure the failure within fifteen (15) days, and (2) Tenant diligently pursues a course of action that will cure the failure and bring Tenant back into compliance with the Lease. However, if Tenant’s failure to comply creates a hazardous condition, the failure must be cured immediately upon notice to Tenant. In addition, if Landlord provides Tenant with notice of Tenant’s failure to comply with any particular term, provision or covenant of the Lease on three (3) occasions during any twelve (12) month period, Tenant’s subsequent violation of such term, provision or covenant shall, at Landlord’s option, be an incurable event of default by Tenant.
18.1.3    Bankruptcy and Insolvency. Tenant or any guarantor becomes insolvent, files for relief as a debtor under the United States Bankruptcy Code or other similar statute, makes a transfer in fraud of creditors or makes an assignment for the benefit of creditors, or admits in writing its inability to pay its debts when due; or if an involuntary petition is filed against Tenant or any guarantor for relief under the United States Bankruptcy Code or other similar statute and is not dismissed within ninety (90) days of such filing.
18.1.4    Taking. The leasehold estate is taken by process or operation of Law.
18.1.5    Master Lease Default.    Tenant shall cause any default under the Master Lease.
18.1.6    Mortgage Default.    Tenant shall cause any default under any Mortgage encumbering the Property.
Notwithstanding any other provision hereof, as to any event of default by Tenant which creates an event of default of Landlord under the Master Lease or under Landlord’s Mortgage, Tenant shall in no event have any grace or cure period therefore which exceeds any grace or cure period available to Landlord under the Master Lease, or its Mortgage, respectively.

ARTICLE XIX
REMEDIES.
19.1    Landlord’s Remedies. Upon any Event of Default, Landlord shall have the right without notice or demand (except as provided in Article XVIII) to pursue any of its rights and remedies at Law or in equity, including any one or more of the following remedies:
19.1.1    Terminate this Lease, in which case Tenant shall immediately surrender the Premises to Landlord. If Tenant fails to surrender the Premises, Landlord may, in compliance with applicable Law and without prejudice to any other right or remedy, enter upon and take possession of the Premises and expel and remove Tenant, Tenant’s Property and any party occupying all or any part of the Premises. Tenant shall pay to Landlord on demand the amount of all past due Rent and other losses and damages which Landlord may suffer as a result of Tenant’s default, whether by Landlord’s inability to relet the Premises on satisfactory terms or otherwise, including, without limitation, all Costs of Reletting (defined below) and any deficiency that may arise from reletting or the failure to relet the Premises. “Costs of Reletting” shall include all costs and expenses incurred by Landlord in reletting or attempting to relet the Premises, including, without limitation, reasonable legal fees, brokerage commissions, the cost of alterations and the value of other concessions or allowances granted to a new tenant.
19.1.2    Terminate Tenant’s right to possession of the Premises and, in compliance with applicable Law, expel and remove Tenant, Tenant’s Property and any parties occupying all or any part of the Premises. Landlord may (but shall not be obligated to) relet all or any part of the Premises, without notice to Tenant, for a term that may be greater or less than the balance of the Term and on such conditions (which may include concessions, free rent and alterations of the Premises) and for such uses as Landlord in its absolute discretion shall determine. Landlord may collect and receive all rents and other income from the reletting. Tenant shall pay to Landlord on demand all past due Rent, all Costs of Reletting and any deficiency arising from the reletting or failure to relet the Premises. Landlord shall not be responsible or liable for the failure to relet all or any part of the Premises or for the failure to collect any Rent. The re-entry or taking of possession of the Premises shall not be construed as an election by Landlord to terminate this Lease unless a written notice of termination is given to Tenant.
19.1.3    In lieu of calculating damages under Sections 19.1.1 or 19.1.2 above, Landlord may elect to receive as liquidated damages the sum of (a) all Rent accrued through the date of termination of this Lease or Tenant’s right to possession, and (b) an amount equal to the total Rent that Tenant would have been required to pay for the remainder of the Term discounted to present value at the Prime Rate (defined in Section 19.2 below) then in effect, minus the then present fair rental value of the Premises for the remainder of the Term, similarly discounted, after deducting all anticipated Costs of Reletting.

19.2    Cumulative Remedies. Unless expressly provided in this Lease, the repossession or re-entering of all or any part of the Premises shall not relieve Tenant of its liabilities and obligations under the Lease. No right or remedy of Landlord shall be exclusive of any other right or remedy. Each right and remedy shall be cumulative and in addition to any other right and remedy now or subsequently available to Landlord at Law or in equity. Upon the occurrence and during the continuance of an Event of Default, Landlord shall be entitled to receive interest on any unpaid item of Rent at a rate equal to the Prime Rate plus four percent (4%). For purposes hereof, the “Prime Rate” shall be the per annum interest rate publicly announced as its prime or base rate by a federally insured bank selected by Landlord in the state in which the Property is located. Forbearance by Landlord to enforce one or more remedies shall not constitute a waiver of any default. Landlord shall use reasonable efforts to mitigate these damages.
ARTICLE XX
LIMITATION OF LIABILITY.
20.1    Notwithstanding anything to the contrary contained in this Lease, the liability of Landlord (and its successors and assigns) to Tenant shall be limited to its interest in the Property. Tenant shall look solely to Landlord’s interest in the Property for the recovery of any judgment or award against Landlord. Neither Landlord nor any Landlord Related Party shall be personally liable for any judgment or deficiency. Before filing suit for an alleged default by Landlord, Tenant shall give to Landlord, Master Landlord, and the Mortgagee(s) (defined in Article XXIV below) whom Tenant has been notified hold mortgages (defined in Article XXIV below) on the Property or Premises, notice and reasonable time to cure the alleged default within the cure periods set forth in this Lease or in those agreements, as the case may be.
ARTICLE XXI
NO WAIVER.
21.1    Either party’s failure to declare a default immediately upon its occurrence, or delay in taking action for a default shall not constitute a waiver of the default, nor shall it constitute an estoppel. Either party’s failure to enforce its rights for a default shall not constitute a waiver of its rights regarding any subsequent default. Receipt by Landlord of Tenant’s keys to the Premises shall not constitute an acceptance of surrender of the Premises. Acceptance of surrender may be evidenced only by a written acknowledgement of same by Landlord.
ARTICLE XXII
QUIET ENJOYMENT.
22.1    From the Lease Commencement Date and during the Term of this Lease, Tenant shall, and may peacefully have, hold and enjoy the Premises free of all other occupants and leasehold interest in the Premises, subject to the terms of this Lease, provided Tenant pays the Rent and fully performs all of its covenants and agreements. This covenant and all other covenants of Landlord shall be binding upon Landlord and its successors only during its or their respective periods of ownership of the Property, and shall not be a personal covenant of Landlord or the Landlord Related Parties.
ARTICLE XXIII
HOLDING OVER.
23.1    If Tenant fails to surrender the Premises at the expiration or earlier termination of this Lease, occupancy of the Premises after the termination or expiration shall be that of a tenancy at sufferance. Tenant’s occupancy of the Premises during the holdover shall be subject to all the terms and provisions of this Lease, and if such holdover period extends beyond ten (10) days, Tenant shall pay an amount (on a per month basis without reduction for partial months during the holdover) equal to 150% of the greater of: (1) the sum of the Base Rent and Additional Rent due for the period immediately preceding the holdover; or (2) the fair market rental for the Premises as reasonably determined by Landlord. No holdover by Tenant or payment by Tenant after the expiration or early termination of this Lease shall be construed to extend the Term or prevent Landlord from immediate recovery of possession of the Premises by summary process or otherwise. In addition to the payment of the amounts provided above, Tenant shall be liable to Landlord for all damages, including, without limitation, consequential damages, that Landlord suffers from the holdover.
ARTICLE XXIV
SUBORDINATION TO MORTGAGES; ESTOPPEL
CERTIFICATE; LANDLORD’S LIEN; RIGHTS OF MASTER LANDLORD.
24.1    Subordination. This Lease shall be senior to any future Mortgage Landlord grants on the Property until such time as the Mortgagee thereunder executes a subordination, non-disturbance and attornment agreement (an “SNDA”) on such Mortgagee’s form of SNDA, containing such reasonable and customary modifications as may be requested by Tenant. Tenant accepts this Lease subject and subordinate to any mortgage(s), deed(s) of trust, ground lease(s) or other lien(s) existing as of the Effective Date or, provided that Tenant receives an SNDA as provided below, subsequently arising upon the Premises, or the Property or Landlord’s interest therein, and to renewals, modifications, refinancings and extensions thereof (collectively referred to as a “Mortgage”). The party having the benefit of a Mortgage shall be referred to as a “Mortgagee”. Upon request from a Mortgagee, Tenant shall execute a commercially reasonable SNDA in favor of the Mortgagee whereby Tenant shall subordinate its rights under this Lease to the Mortgagee and shall attorn to and recognize such Mortgagee as Tenant’s landlord under this Lease and such Mortgagee grants a non-disturbance to Tenant subject to the limitations herein. Upon such attornment, this Lease shall continue in full force and effect as a direct lease between the Mortgagee and Tenant upon all of the terms, conditions and covenants as are set forth in this Lease, except that the Mortgagee (unless formerly the landlord under this Lease or its nominee or designee) shall not be (i) liable in any way to Tenant for any act or omission, neglect or default on the part of Landlord under this Lease unless Mortgagee had prior notice thereof and such act or omission is of a continuing nature, (ii) responsible for any monies owing by or on deposit with Landlord to the credit of Tenant, (iii) subject to any counterclaim or setoff which theretofore accrued to Tenant against Landlord, (iv) bound by any unapproved modification of this Lease subsequent to such Mortgage, or by any previous prepayment of fixed rent for more than one (1) month, which was not approved in writing by the Mortgagee, (v) liable to the Tenant beyond the Mortgagee’s interest in the Premises and the rents, income, receipts, revenues, issues and profits issuing from such Premises, or (vi) responsible for the performance of any work to be done by the Landlord under this Lease to render the Premises ready for occupancy by the Tenant, or (vii) required to remove any person occupying the Premises or any part thereof, except if such person claims by, through or under the Mortgagee, unless any of Subsections (i)-(vii) are modified by the SNDA. In lieu of having the Mortgage be superior to this Lease, a Mortgagee shall have the right at any time to subordinate its Mortgage to this Lease. If requested by a successor-in-interest to all or a part of Landlord’s interest in the Lease, Tenant shall, without charge, attorn to the successor-in-interest.
24.2    Estoppel Certificates. Landlord and Tenant shall each, within ten (10) days after receipt of a written request from the other, execute and deliver an estoppel certificate to those parties as are reasonably requested by the other (including a Mortgagee, prospective purchaser, or Master Landlord). The estoppel certificate shall state: (i) that this Lease is unmodified and in full force and effect, or, if there have been any modifications, that the same is in full force and effect as modified and stating the modifications; (ii) whether or not, to the best knowledge of the person executing the certificate on behalf of Landlord or Tenant, there are then existing any claimed set-offs or defenses against the enforcement of any of the agreements, terms, covenants or conditions hereof and any modifications hereof upon the part of the other party hereto to be performed or complied with, and, if so, specifying the same; (iii) the dates, if any, to which the Rent and other charges hereunder have been paid; (iv) the date of expiration of the current Term; (v) the Rent then payable under this Lease; and (vi) as to such other matters regarding the status of this Lease as may be reasonably requested.
24.3    Rights of Master Landlord. If Landlord’s leasehold estate should terminate or be terminated for any reason, so that Master Landlord succeeds to Landlord’s interest under this Lease, Tenant shall, at the election and upon the demand of Master Landlord, from time to time attorn to Master Landlord, upon the terms and conditions set forth herein, for the remainder of the term demised by this Lease. The foregoing provisions shall inure to the benefit of Master Landlord, shall apply to the tenancy of the Tenant hereunder, and shall be self-operative upon any such demand, without requiring any further instrument to give effect to said provisions. Tenant, however, upon demand of Master Landlord, agrees to execute, from time to time, an instrument in confirmation of the foregoing provisions, on a form provided by Master Landlord, in which Tenant shall acknowledge such attornment and shall set forth the terms and conditions of its tenancy, which shall be the same as those set forth in this Lease and shall apply for the remainder of the term originally demised in this Lease. However, until Master Landlord shall require such attornment, or shall otherwise elect, Tenant shall pay to Master Landlord, from and after the time of such termination, Base Rent and all other charges payable by Tenant hereunder and shall perform, for the benefit of Master Landlord, all obligations of Tenant to be performed under this Lease. Master Landlord shall not be (a) liable in any way to Tenant for any act or omission, neglect or default on the part of Landlord under the Lease, (b) responsible for any monies owing by or on deposit with Landlord to the credit of Tenant, (c) subject to any counterclaim or set-off which theretofore accrued to Tenant against Landlord, (d) bound by any previous modification of the Lease or by any previous prepayment of rents for more than one (1) month which was not approved in writing by Master Landlord, (e) liable to Tenant beyond Master Landlord’s interest in the Premises, or (f) responsible for the performance of any work to be done by Landlord under the Lease to render the Premises ready for occupancy by Tenant. Nothing contained in this paragraph shall be construed to impair any right, privilege or option of Master Landlord.
ARTICLE XXV
ATTORNEYS’ FEES.
25.1    If either party institutes a suit against the other for violation of or to enforce any covenant or condition of this Lease, or if either party intervenes in any suit in which the other is a party to enforce or protect its interest or rights, the prevailing party shall be entitled to all of its costs and expenses, including, without limitation, reasonable attorneys’ fees.
ARTICLE XXVI
NOTICE.
26.1    If a demand, request, approval, consent or notice (collectively referred to as a “notice”) shall or may be given to either party by the other, the notice shall be in writing and delivered by hand or sent by registered or certified mail with return receipt requested, or sent by overnight or same day courier service at the party’s respective Notice Address(es) set forth in Article I, except that if Tenant has vacated the Premises (or if the Notice Address for Tenant is other than the Premises, and Tenant has vacated such address) without providing Landlord a new Notice Address, Landlord may serve notice in any manner described in this Article or in any other manner permitted by Law. A copy of all notices delivered to Landlord shall also be delivered to Lerner & Holmes PC, 260 Franklin Street, Suite 1900, Boston MA 02110, Attn: Faith Glickman Rossi, Esq. A copy of all notices delivered to Tenant shall also be delivered to McLane Middleton Professional Association, 300 TradeCenter, Suite 7000, Woburn, MA 01801, Attn: David K. Moynihan, Esq. Each notice shall be deemed to have been received or given on the earlier to occur of actual delivery or the date on which delivery is refused, or, if Tenant has vacated the Premises or the other Notice Address of Tenant without providing a new Notice Address, three (3) days after notice is deposited in the U.S. mail or with a courier service in the manner described above. Delivery by text message shall not constitute notice hereunder. Either party may, at any time, change its Notice Address by giving the other party written notice of the new address in the manner described in this Article.
ARTICLE XXVII
EXCEPTED RIGHTS.
27.1    This Lease does not grant any rights to light or air over or about the Property or to any water under or about the Property. Landlord excepts and reserves exclusively to itself the use of: (1) roofs, (2) telephone, electrical and janitorial closets, (3) equipment rooms, risers or similar areas that are used by Landlord for the provision of services to the Property, (4) rights to the land and improvements below the floor of the Premises, (5) the improvements and air rights above the Premises, (6) the improvements and air rights outside the demising walls of the Premises, (7) the areas within the Premises used for the installation of utility lines and other installations serving other occupants of the Property, and (8) all other space in the Property that is not included in the Premises. Landlord has the right to change the Property’s name or address or the name or address of any building therein, provided that Landlord provides Tenant with reasonable advanced written notice. Landlord also has the right to make such other changes to the Property and Building as Landlord deems appropriate, provided the changes do not materially affect (i) Tenant’s ability to use the Premises for the Permitted Use and (ii) Tenant’s access to or egress from the Property.
ARTICLE XXVIII
SURRENDER OF PREMISES.
28.1    At the expiration or earlier termination of this Lease or Tenant’s right of possession, Tenant shall remove Tenant’s Property (defined in Article XIV) from the Premises, and quit and surrender the Premises to Landlord, broom clean, and in good order, condition and repair, ordinary wear and tear excepted. Tenant shall also be required to remove the Required Removables in accordance with Article VIII. If Tenant fails to remove any of Tenant’s Property within two (2) days after the termination of this Lease or of Tenant’s right to possession, Landlord, at Tenant’s sole cost and expense, shall be entitled (but not obligated) to remove and store Tenant’s Property. Landlord shall not be responsible for the value, preservation or safekeeping of Tenant’s Property. Tenant shall pay to Landlord, upon demand, the expenses and storage charges incurred for Tenant’s Property. In addition, if Tenant fails to remove Tenant’s Property from the Premises or storage, as the case may be, within thirty (30) days after written notice, Landlord may deem all or any part of Tenant’s Property to be abandoned, and title to Tenant’s Property shall be deemed to be immediately vested in Landlord.
ARTICLE XXIX
ENVIRONMENTAL.
29.1    Environmental Representations and Warranties. Tenant will not bring, nor will it allow others to bring, Hazardous Materials onto the Premises except in compliance with applicable law. Tenant shall strictly comply with all Environmental Laws affecting the Premises, including, without limitation, those laws regarding the generation, storage, disposal, release and discharge of Hazardous Materials. Tenant shall immediately notify Landlord of any release or threat of release of Hazardous Materials at, upon, under or within the Premises.
29.1.1    Tenant shall promptly notify Landlord in writing of: (i) any release or threatened release of Hazardous Materials or the occurrence of any other environmental problem or liability with respect to the Premises of which Tenant is aware or any real property adjoining or in the vicinity of the Premises or such other property which could subject Tenant or the Premises to a claim under any Environmental Laws or to any restriction in ownership, occupancy, transferability or use of the Premises under any Environmental Laws; (ii) any lien filed, action taken or notice given of the nature described in subparagraph (a) above; (iii) any notice given to Tenant from any governmental authority with respect to any release or threatened release of Hazardous Materials; or (iv) the commencement of any litigation or any information relating to any threat of litigation relating to any alleged unauthorized release of any Hazardous Materials or other environmental contamination, liability or problem with respect to or arising out of or in connection with the Premises.
29.1.2    Tenant shall be responsible for and shall, with all due diligence, and at its sole cost and expense, take all actions (to the extent and at the time or from time to time) as shall be necessary or appropriate for the remediation of all releases occurring after the Lease Commencement Date of Hazardous Materials at or from the Premises, including the removal, containment and remedial actions in accordance with all applicable Environmental Laws (and in all events in a manner reasonably satisfactory to Landlord and Master Landlord), and shall further pay or cause to be paid at no expense to Master Landlord all clean-up, administrative, and enforcement costs of applicable government agencies or the parties protected by such Environmental Laws which may be asserted against the Premises as a result of Tenant’s actions.
29.1.3    Landlord shall be responsible for and shall, with all due diligence, and at its sole cost and expense, take all actions as may be required to be complied with by Landlord by applicable Law so that the Premises and the Property are free of Hazardous Materials and in compliance with applicable Environmental Laws as of the Lease Commencement Date and Landlord shall further pay or cause to be paid at no expense to Tenant, all clean-up, administrative, and enforcement costs of applicable government agencies or parties protected by such Environmental Laws which may be asserted against the Premises and/or Tenant as a result of Landlord’s obligations herein. From and after the Lease Commencement Date, Landlord shall be responsible for and shall, with all due diligence, and at its sole cost and expense, take all actions as may be required to be complied with by Landlord by applicable Law for the Premises and the Property that are caused by Landlord.
29.2    Notices. Tenant shall provide Landlord with copies of any notices of releases of Hazardous Materials which are given by or on behalf of Tenant to any federal, state or local agencies or authorities with respect to the Premises. Such copies shall be sent to Landlord concurrently with their being mailed or delivered to the governmental agencies or authorities. Tenant also shall provide Landlord with copies of any written notices of responsibility or any other notices received by or on behalf of Tenant from any such agencies or authorities concerning any non-compliance with Environmental Laws on or about the Premises, including, but not limited to, notices regarding Hazardous Materials or substances located on or about the Premises. In addition, in connection with any litigation or threat of litigation affecting the Premises, Tenant shall deliver to Landlord any documentation or records as Landlord may reasonably request in connection with all such written notices, inquiries and communications, and shall give written notice to Landlord of any subsequent developments.
29.3    Environmental Indemnity and Release. Tenant hereby unconditionally, irrevocably and absolutely agrees to pay, indemnify, defend with counsel reasonably acceptable to Landlord and Master Landlord and save harmless Landlord, Master Landlord, and their members, officers, employees, agents, attorneys, successors and assigns (the “Environmental Indemnified Parties”) for, from and against any and all damages, losses, liabilities, obligations, claims, litigation, demands, defenses, judgments, suits, proceedings, fines, penalties, costs, disbursements and expenses (including, without limitation, reasonable attorneys’ and experts’ fees and expenses, clean-up costs, waste disposal costs and those costs, expenses, penalties and fines within the meaning of CERCLA), of any kind or nature whatsoever which may at any time be imposed upon, incurred by or asserted or awarded against any of the Environmental Indemnified Parties and arising from any violation or alleged violation of Environmental Laws, environmental problem or other environmental matter described herein, relating to Tenant’s use or occupancy of the Premises, or as a consequence of any of Tenant’s or the Environmental Indemnified Parties’ interest in or operation of the Premises, including, without limitation, matters arising out of any breach of Tenant’s covenants, representations and warranties. Tenant does further agree and covenant that none of the Environmental Indemnified Parties shall assume any liability or obligation for loss, damage, fines, penalties, claims or duty to clean up or dispose of Hazardous Materials, or other wastes or materials on or relating to the Premises regardless of any inspections or other actions made or taken by Landlord or Master Landlord on such property or as a result of any re-entry by Landlord or Master Landlord onto the Premises or otherwise. Notwithstanding the foregoing, the indemnity obligation of Tenant shall not apply to any liability, loss, or claim (a) caused by actions taken by or on behalf of Landlord or Master Landlord which are caused by the negligence or willful misconduct of Landlord or Master Landlord; (b) to the extent Tenant demonstrates that such liability, loss or claim was caused by the negligence or willful misconduct of any contractor working at the direction of Landlord or Master Landlord; (c) caused by actions taken or failed to be taken by or on behalf of any adjacent land owners or their agents; or (d) relates to a pre-existing condition that occurred prior to the Lease Commencement Date. All warranties, representations and obligations set forth herein shall survive the expiration or termination of this Lease. In addition, the covenants and indemnities of Tenant contained herein shall survive any exercise of any remedy by Landlord under the Lease. Tenant agrees that the indemnification granted herein may be enforced by any of the Environmental Indemnified Parties; however, that nothing contained shall prevent Landlord from exercising any other rights under this Lease. Tenant shall give Landlord prompt written notice of any claims threatened or made to Tenant, or its officers, employees or agents, or suit instituted against it which could result in a claim of indemnification hereunder.
29.3.1    To the extent allowed by applicable law, Tenant for itself and for its present and future interest holders and beneficiaries, officers, partners, and directors and their respective successors, heirs and assigns (collectively, the “Releasing Parties”) hereby remises, releases and forever discharges the Environmental Indemnified Parties and their heirs, successors, and assigns (hereinafter collectively referred to as the “Released Parties”) of, to, and from any and all Claims (as hereinafter defined) that the

Releasing Parties, or any of them may hereinafter have, to the extent that such Claims arise out of, are connected with, or in any way relate to any Hazardous Materials, including without limitation any pollution or contamination at, on or from the Premises with respect to any alleged violation of Environmental Laws (the “Released Claims”). Without limiting the generality of the foregoing release and as further clarification of the above, Tenant, for itself and, to the extent possible, for each of the other Releasing Parties, acknowledges and agrees that the Released Claims released hereunder shall further include any and all Claims that the Releasing Parties, or any of them, may hereinafter have against the Released Parties or any of them with respect to any migration or threatened migration of any Hazardous Materials within or from the Premises at any time in the future. Each Releasing Party also agrees that such Releasing Party will not institute any action, suit, or proceeding, and will not implead, join, seek contribution or indemnification from, or otherwise involve any Released Party in any action, suit or proceeding which has been or could be brought by and against any of the Releasing Parties to the extent the same relates to or arises out of any Released Claim.
29.3.2    As used herein, the term “Claims” means all demands, actions, causes of action, suits, proceedings, covenants, contracts, agreements, damages, claims, counterclaims, third-party claims, cross claims, contributions claims, indemnity claims, executions, judgments, losses, penalties, obligations, and liabilities whatsoever, or every name, kind, type, nature or description, in law or in equity, arising under federal, state or local law or other statute, law, regulation whether disclosed or undisclosed or capable or incapable of detection including without limitation, any and all fees, costs, disbursements and expenses (including but not limited to reasonable attorneys’ and reasonable experts’ fees, disbursements or expenses) that may be imposed upon, incurred by, or asserted or awarded against the Released Parties in connection with any Released Claims.
ARTICLE XXX
TENANT’S ACKNOWLEDGEMENTS TO MASTER LANDLORD.
30.1    Maintenance of Property. Tenant acknowledges that it is the responsibility of Landlord and, as applicable, Tenant, and not Master Landlord, to maintain the property which constitutes the Premises including, without limitation, the Harborwalk, pier aprons and all streets, sidewalks and green space (which includes all cleaning, pest and vermin control, landscaping and snow removal) and agrees that Master Landlord has no responsibility or obligation with respect thereto.
30.2    Entry by Master Landlord. Tenant agrees that Master Landlord, as the owner of the land on which the Property is built, has reserved the right upon prior written notice, except in the event of an emergency when no notice shall be required, to enter the Premises at all reasonable times for the purpose of inspecting the same, and the rooftop and exterior of any portion of the Eastern Building or the Western Building, as applicable, in a manner so as not to unreasonably interfere with Tenant’s occupancy and subject to Tenant’s rights under law.

30.3    Construction by Master Landlord. Tenant acknowledges that Master Landlord may undertake construction, without any obligation to do so, of future developments adjacent to the Premises which may cause disruption to parking, noise and increased traffic during construction.
30.4    Location of Property. Tenant acknowledges that the Property is a mixed-use complex located in the vicinity of working maritime industrial area and Boston-Logan International Airport and, in addition to the Permitted Uses, additional uses in the area of the Property may include aviation traffic, vehicle parking, vessel berthing, commercial fishing, maritime industrial activities, non-profit/community uses, daycare, health club, maritime industrial support space, passage of LNG tankers, and telecommunications. Tenant further acknowledges that there are noises, odors and other factors normally associated with the foregoing activities which may impact Tenant’s use and enjoyment of the Premises. Tenant acknowledges and agrees that the Premises may only be used in accordance with the Permitted Uses under the Master Lease. In recognition of the foregoing, Tenant agrees to (a) defend, indemnify and hold Master Landlord harmless from and against all liabilities, obligations, damages. fines, penalties, claims, demands, costs, charges, judgments and expenses (including, without limitation, reasonable attorneys’ and consultation fees) which may be imposed upon, incurred by or asserted against Master Landlord arising by reason of, or in connection with any of the impacts described in this Section 30.4; (b) not sue (and will not encourage or assist others to sue) or commence any action, claim, counterclaim or cross-claim, or otherwise seek affirmative relief from Master Landlord arising out of any of the impacts described in this Section 30.4 and (c) release Master Landlord from any claim, demand, lawsuit or cause of action in law or equity arising out of any of or related to any of the impacts described in this Section 30.4. If any action or proceeding is brought against Master Landlord, Tenant and any successors or assigns will resist or defend such action or proceeding at Tenant’s sole cost and expense with counsel reasonably satisfactory to Master Landlord and will pay any judgment entered against Master Landlord.
30.5    Participation in Takings. Tenant acknowledges that it shall not be entitled to participate in any taking or the proceeds thereof as it relates to the Premises, except as specifically set forth herein.
30.6    Personal Property Damage. Tenant acknowledges that Master Landlord shall not be responsible or liable for any loss or damage to any personal property of Tenant resulting from any occurrence on the Premises.
30.7    Signage. Tenant acknowledges that it may not erect any signs on the Premises, except in accordance with the Master Lease and this Lease.
30.8    Compliance with Parking Regulations. Tenant agrees to comply with all parking regulations implemented by Master Landlord from time to time as they relate to parking at the Premises.
30.9    Rules and Regulations. Tenant agrees to comply with all rules and regulations reasonably promulgated by Master Landlord from time to time (the “Rules and Regulations”)

which relate to the use of the Premises. A copy of the current Rules and Regulations is attached hereto as Exhibit D. The Rules and Regulations may be amended or modified by Master Landlord from time to time in Master Landlord’s reasonable discretion, but only to the extent that such Rules and Regulations are consistent with the Master Lease.
30.10    Audit. Tenant agrees that it shall maintain, and Master Landlord and Landlord shall be permitted to audit and inspect, the records and reports in accordance with Section 4.6 of this Lease.
ARTICLE XXXI
RELATIONSHIP WITH MASTER LEASE.
31.1    Master Lease. Landlord warrants and represents to Tenant that (i) the Master Lease evidences the entire written agreement between Master Landlord and Landlord with respect to the Premises; (ii) the Master Lease is unmodified and in full force and effect; (iii) as of the date hereof, no default has occurred by Landlord under the Master Lease giving rise now, or in the future, to the right of Master Landlord to terminate the Master Lease, and, as of the date hereof, Landlord has received no notice of any such default from Master Landlord; and (iv) as of the date hereof, no default has occurred by Master Landlord under the Master Lease giving rise now, or in the future, to the right of Landlord to terminate the Master Lease. Tenant acknowledges that it is fully familiar with the terms and conditions of the Master Lease. Tenant hereby agrees to perform and observe all of the responsibilities, covenants, terms and obligations on the part of Landlord as tenant to be performed or observed under the Master Lease with respect to the Premises during the Term of this Lease, other than the obligation to pay Master Landlord Rent provided in the Master Lease and any other provisions thereof superseded hereby.
31.2    Compliance with Master Lease. Tenant covenants and agrees not to violate or cause to be violated any terms and provisions of the Master Lease. Landlord covenants to Tenant to perform all of the covenants and obligations to be performed by Landlord under the Master Lease (other than those obligations to be performed by Tenant with respect to the Premises) and to promptly pay when due all rents and other amounts due to Master Landlord and to comply with this Lease and the applicable provisions of the Master Lease, as modified by this Lease, in all respects.
31.3    Landlord Not Liable for Acts of Master Landlord. Notwithstanding anything in this Lease contained to the contrary, Landlord shall not be liable to Tenant for any of the obligations, duties, responsibilities, or liabilities of Master Landlord under the Master Lease or for the failure or any delay by Master Landlord to perform or discharge the same. Landlord shall not be obligated take any action by reason of any matter relating to the operation, maintenance, repair, replacement or restoration of the Premises or any facilities or services thereof.
31.4    No Forfeiture; Indemnification. Neither party will do or permit anything to be done which would cause the Master Lease to be terminated or forfeited by reason of any right of termination or forfeiture reserved or vested in Master Landlord under the Master Lease.

31.5    Master Landlord Consent. This Lease is conditioned on Landlord procuring the Master Landlord’s consent to this Lease in accordance with the terms of the Master Lease (the “Consent”). Notwithstanding anything to the contrary contained herein, if the Consent is not obtained on or before seventy-five (75) days following the Effective Date, Tenant shall have the right to terminate this Lease upon ten (10) business days prior written notice to Landlord without liability to Landlord for Rent or other costs, fees or charges that may then be due hereunder, whereupon this Lease shall be null and void and of no further force or effect without further recourse between the parties following Tenant’s return of its security deposit, if any, provided however that if Landlord receives such Consent prior to the expiration of such ten (10) business day period and delivers it to Tenant prior to the expiration of the same, then the Lease shall continue in full force and effect as if such document were received within Seventy-five (75) days following the Effective Date.
31.6    Subordination to Master Lease. Notwithstanding any other provisions of this Lease to the contrary, this Lease, and the interest of Tenant in the Premises under this Lease, shall in all respects be subject and subordinate to all of the provisions of the Master Lease. To the extent that any provision of this Lease modifies or differs from any of the provisions of the Master Lease, the provisions of this Lease shall control.
ARTICLE XXXII
MISCELLANEOUS
32.1    Governing Law and Severability. This Lease and the rights and obligations of the parties shall be interpreted, construed and enforced in accordance with the Laws of the Commonwealth of Massachusetts and Landlord and Tenant hereby irrevocably consent to the jurisdiction and proper venue of such state. If any term or provision of this Lease shall to any extent be invalid or unenforceable, the remainder of this Lease shall not be affected, and each provision of this Lease shall be valid and enforced to the fullest extent permitted by Law. The headings and titles to the Articles and Sections of this Lease are for convenience only and shall have no effect on the interpretation of any part of the Lease.
32.2    No Recordation. Tenant shall not record this Lease or any memorandum thereof without Landlord’s prior written consent.
32.3    Waiver of Jury Trial. Landlord and Tenant hereby waive any right to trial by jury in any proceeding based upon a breach of this Lease.
32.4    Landlord’s Right to Transfer. Subject to the terms of the Master Lease, Landlord shall have the right to transfer and assign, in whole or in part, all of its rights and obligations under this Lease and/or Property referred to herein, and upon such transfer Landlord shall be released from any further obligations hereunder, and Tenant agrees to look solely to the successor in interest of Landlord for the performance of such obligations.
32.5    Brokers. Tenant and Landlord each represent to the other party that it has not dealt with any broker in connection with this Lease, other than the Brokers. Tenant shall indemnify and hold Landlord and the Landlord Related Parties harmless from all claims of any brokers, other than the Tenant’s Broker, claiming to have represented Tenant in connection with this Lease. Landlord agrees to indemnify and hold Tenant and the Tenant Related Parties harmless from all claims of any brokers, other than the Landlord’s Broker, claiming to have represented Landlord in connection with this Lease. Landlord agrees to pay a brokerage commission to the Landlord’s Broker, which party will be responsible for paying the brokerage commission due and payable to the Tenant’s Broker, for services provided in connection with the Lease, subject to and in accordance with the term of a separate written brokerage commission agreement.
32.6    Tenant’s Authority. Tenant covenants, warrants and represents that: (1) each individual executing, attesting and/or delivering this Lease on behalf of Tenant is authorized to do so on behalf of Tenant; (2) this Lease is binding upon Tenant; and (3) Tenant is duly organized and legally existing in the state and country of its organization and is qualified to do business in the state in which the Premises are located. If there is more than one Tenant, or if Tenant is comprised of more than one party or entity, the obligations imposed upon Tenant shall be joint and several obligations of all the parties and entities. Notices, payments and agreements given or made by, with or to any one person or entity shall be deemed to have been given or made by, with and to all of them.
32.7    Relationship of Parties. Time is of the essence with respect to any rights under the Lease granted to Tenant. This Lease shall create only the relationship of landlord and tenant between the parties, and not a partnership, joint venture or any other relationship. This Lease and the covenants and conditions in this Lease shall inure only to the benefit of and be binding only upon Landlord and Tenant and their permitted successors and assigns.
32.8    Survival. The expiration of the Term, whether by lapse of time or otherwise, shall not relieve either party of any obligations which accrued prior to or which may continue to accrue after the expiration or early termination of this Lease. Without limiting the scope of the prior sentence, it is agreed that Tenant’s obligations under Sections 4.1, 4.2, 4.6 and Articles VIII, XIII, XIX, XXIII, and XXVIII, and the indemnities contained in Sections 5.7, 9.3, 32.5, shall survive the expiration or early termination of this Lease.
32.9    Effectiveness of Lease. Landlord has delivered a copy of this Lease to Tenant for Tenant’s review only, and the delivery of it does not constitute an offer to Tenant or an option. This Lease shall not be effective against any party hereto until an original copy of this Lease has been signed and delivered by such party.
32.10    No Oral Agreements. All understandings and agreements previously made between the parties are superseded by this Lease, and neither party is relying upon any warranty, statement or representation not contained in this Lease. This Lease may be modified only by a written agreement signed by Landlord and Tenant.
32.11    Disclosure of Information. Tenant, within fifteen (15) days after Landlord’s request, shall provide Landlord with its current and most recently audited financial statement and such other information with respect to Tenant and any guarantor as Landlord may reasonably request in order to evaluate Tenant’s ability to fulfill its obligations under this Lease, as the case may be, provided such request shall not be made more than two (2) times in any rolling twelve (12) month period. Upon written request by Tenant, Landlord shall enter into a commercially reasonable confidentiality agreement covering any confidential information that is disclosed by Tenant and Landlord shall notify any parties it provides such information to in writing of the confidential nature of such material.
32.12    Parking. Tenant may contract directly with the valet parking company servicing the Property for valet parking services for the Tenant’s employees or visitors. Tenant shall have no other parking rights pursuant to the provisions of this Lease.
32.13    Tenant Improvement Allowance. Notwithstanding anything to the contrary contained herein, Landlord shall provide a tenant improvement allowance equal to Eighty Dollars ($80.00) per rentable square foot of the Premises, totaling One Million One Hundred Thirty-Three Thousand Forty and 00/100 Dollars ($1,133,040.00) (the “Tenant Improvement Allowance”), to be for (i) the hard construction costs associated with the Tenant’s Work, all such work to be performed by Tenant in accordance with the terms and provisions of Exhibit C of the Lease, (ii) the architectural and engineering fees necessary to complete the Tenant’s Work, and (iii) a supervisory fee payable to Landlord’s representative pursuant to Section 32.15 hereof. Upon Tenant’s presentation to Landlord, no later than November 30, 2023, of customary documentation supporting the charges for completion of the Tenant’s Work, which documentation is of a scope and detail reasonably satisfactory to Landlord and sufficient to satisfy a commercial construction lender operating in the market area in which the Building is located and which shall include, at Landlord’s election, copies of paid invoices from Tenant’s contractor and final lien waivers (“Tenant’s Application”), Landlord shall reimburse Tenant for the cost of the completed Tenant’s Work up to the amount of the Tenant Improvement Allowance within sixty (60) days of Landlord’s receipt of the Tenant’s Application. Tenant shall not be entitled to a credit for any portion of the Tenant Improvement Allowance not used. All costs of Tenant’s Work in excess of the Tenant Improvement Allowance shall be paid by Tenant promptly when due.
32.14    Payment for Tenant’s Work. Tenant shall pay to Landlord a supervisory fee of equal to one percent (1%) of the cost of the Tenant’s build out costs in connection with Landlord’s supervision of Tenant’s Work.
32.15    Counterparts. This Lease may be executed in one or more counterparts, all parties need to be signatories to the same documents, and all counterpart-signed documents shall be deemed to be an original and one (1) instrument. Counterpart signatures received through facsimile transmission shall bind the party whose signature is so received as if such signature were an original.
ARTICLE XXXIII
ENTIRE AGREEMENT.
33.1    This Lease and the following exhibits and attachments constitute the entire agreement between the parties and supersede all prior agreements and understandings related to the Premises, including all lease proposals, letters of intent and other documents. Exhibit A (Depiction of the Premises), Exhibit A-1 (Description of the Premises), Exhibit B (Cleaning Specification), Exhibit C (Approved Plans), Exhibit D (Rules and Regulations), and Exhibit E (Disclosure of Beneficial Interests) are incorporated herein by reference.
[SIGNATURES ON FOLLOWING PAGE]

Landlord and Tenant have executed this Lease as of the day and year first above written.

LANDLORD:

LIBERTY WHARF, LLC a Delaware limited liability company

By:	/s/ Peter Feinberg
Name:	Peter Feinberg
Title:	Managing Director

TENANT:

WC SACD HOLDINGS, INC.

By:	/s/ William G. Porter
Name: William G. Porter
Title: CFO

EXHIBIT A
DEPICTION OF PREMISES

A-1

EXHIBIT A-1
DESCRIPTION OF PROPERTY EXHIBIT A-1
PARCEL E
A certain parcel of land shown on a plan entitled "MASSACHUSETTS PORT AUTHORITY, BOSTON, MASSACHUSETTS, SOUTH BOSTON PROPOERTIES, PARCEL “E” LEASE PLAN OF LAND AT NORTHERN AVE., SOUTH BOSTON, MA. (SUFFOLK COUNTY) prepared by Massport Survey Unit, One Harborside Drive Logan Airport, East Boston, MA 02128. dated 3/20/2006. last revised 6/19/2008, Drawing No. 1164-01, and further described as:
Beginning at a point in the face of the curb in the southerly gutter line of Northern Avenue, being in line with the extension of the property line of City of Boston E.D.I.C. further described as N:2952343.36, E:781144.56 in the Massachusetts Coordinate System. Mainland Zone. NAD ‘83.
Thence N61-16-30W, a distance of 105.28 feet,
Thence turning to the left, on a radius of 2.00 feet with an arc length of 1.36 feet,
Thence S79-44-18W, a distance of 9.88 feet,
Thence turning to the right, on a radius of 6.00feet with an arc length of 4.08 feet,
Thence N61-16-30W, a distance of 62.39 feet,
Thence turning to the right, on a radius of 6.00 feet with an arc length of 4.08 feet,
Thence N22-17-19W, a distance of 9.88 feet,
Thence turning to the left, on a radius of 2.00feet with an arc length of 1.36 feet,
Thence N61-16-30W, a distance of 122.37 feet,
Thence turning to the left, on a radius of 2.00feet with an arc length of 1.36 feet,
Thence S79-44-18W, a distance of 9.88 feet,
Thence turning to the right, on a radius of 6.00feet with an arc length of 4.08 feet,
Thence N61-16-30W. a distance of 93.27 feet,
Thence turning to the right. on a radius of 6.00feet with an arc length of 4.08 feet.
Thence N22-17-19W, a distance of 0.26 feet.
Thence turning to the left, on a radius of 6.00feet with an arc length of 4.08 feet.

A-1-1

Thence N61-16-30W, a distance of 9.78 feet, said last seventeen courses shall be defined by the face of curb at the northerly gutter line as-built on Northern Avenue,
Thence N28-58-48E, a distance of 61.57feet,
Thence tinning to the right, on a radius of 5.00feet with an arc length of 10.48 feet.
Thence S30-54-38E, a distance of 11.81 feet.
Thence N28-58-48E. a distance of 44.75 feet, said last four courses shall be defined by face of curb as-built.
Thence S61 -16-30E, a distance of 50.40 feet.
Thence N40-13-30E. a distance of 35.04 feet.
Thence S49-46-30E, a distance of 61.92 feet, said last three courses shall be defined by a line 2.00 feet outboard of parcel decking.
Thence S61-17-18E, a distance of 17.93 feet.
Thence N29-04-42E. a distance of 36.94 feet parallel to and offset 10.00 feet from northwest most face of gangway ramp.
Thence S61 -17-18E. a distance of 284.46 feet by a line defined as 2.00 feet from outboard face of boat slip floats,
Thence S28-40-47W, a distance 158.47 feet along property line of City of Boston E.D.I.C. to point of beginning. Parcel is said to contain about 63.445 square feet.

A-1-2

MASSACHUSETTS PORT AUTHORITY
CHAP. 465 OF THE ACTS OF 1956
(SEE ALSO 8528-479)
S 61°17'18" E 284.46' PARALLEL W/OUTBOARD FACE OF PIERS
S 61°17'18" E
17.93'
N 29°04'42" E
36.94'
N 40°13'30" E
35.04'
S 49°46'30" E
81.92'
S 61°16'30" E
50.40'
S 30°54'38" E
11.81'
N 28°58'48" E
44.75'
L=10.48'
R=5.00'
BY FACE OF CURB AS BUILT
N 28°58'48" E
61.57'
L=4.08'
R=6.00'
FUTURE CURB LINE
N 61°16'30" W
9.78'
N 22°17'19" W
0.26'
RAMP (PROPOSED)
10.00'
2.00'
FLOAT (PROPOSED)
HARBORWALK RESERVATION
KIOSK BLDG (PROPOSED)
WEST BLDG (PROPOSED)
EAST BLDG (PROPOSED)
PARCEL E
AREA = 63,445± SQ. FT.
S 79°44'18" W
9.88'
N 22°17'19" W
9.88'
S 79°44'18" W
9.88'
N 61°16'30" W
93.27'
N 61°16'30" W
122.37'
N 61°16'30" W
62.39'
N 61°16'30" W
105.28'
L=1.36'
R=2.00'
BY FACE OF CURB @ GUTTER LINE - AS-BUILT
PROPERTY LINE
S 28°40'47" W 158.47' ALONG PROPERTY LINE
P.O.B.
N:2952343.36
E:781144.56
CITY OF BOSTON E.D.I.C.
8960-484
COMM. OF MASS. GRANT TO U.S.A.
(CHAP. 535 OF THE ACTS OF 1941)
NORTHERN AVENUE
(MASSPORT SERVICE ROAD)
D STREET
HARBORVIEW LANE
CONGRESS ST
FOR REGISTRY USE ONLY
0' 50' 100' 150'
I CERTIFY TO THE BEST OF MY PROFESSIONAL KNOWLEDGE, INFORMATION AND BELIEF THAT THIS PLAN HAS BEEN PREPARED IN ACCORDANCE WITH THE RULES AND REGULATIONS OF THE REGISTERS OF DEEDS OF THE COMMONWEALTH OF MASSACHUSETTS.
JOHN A. HAMMER, III
DATE
REVISED 6-19-2008
REVISED 5-30-2008
REVISED 4-13-2007
REVISED 3-28-2007
REVISED 2-9-2007
REVISED 12-27-2006
REISSUED 4-12-2006
SOUTH BOSTON PROPERTIES
PARCEL "E"
LEASE PLAN OF LAND
AT NORTHERN AVE.
SOUTH BOSTON, MA
(SUFFOLK COUNTY)
MASSPORT SURVEY UNIT
LOGAN AIRPORT EAST BOSTON, MA 02128
ML/RP
3/27/2007
RP
3/20/2006
JAH
1164-01
1164
1 of 1

A-1-3

EXHIBIT B
Cleaning Specifications
Nightly Cleaning Services (during the work week)
Lobby:
•Clean entry door and all related entry glass
•Sweep and wash tile floor
•Vacuum all carpets and entry mats
•Wipe down all common area furniture and horizontal surfaces
•Polish and vacuum or brush upholstered furniture
Premises:
•Clean the floors
•Empty and remove all trash to designated area, replace liners as necessary
•Dust desks in officers, wash them if cleared off
•Perform high-dusting on a rotating basis
•Spot clean walls and light switches
•Vacuum or brush all upholstered furniture on a rotating basis
•Dust all flat surfaces, including windowsills, heat registers, file cabinets, partitions, etc.
•Wash glass partitions, wipe window ledges
•Clean and wipe down water units
Corridors:
•Vacuum carpets/clean the floors
•Brush upholstered furniture
•Spot clean carpets as needed
•Elevators:
•Wipe down walls and doors
•Wipe down all switches and buttons
•Clean and polish tracks
•Clean or vacuum floors
Restrooms:
•Clean and disinfect all fixtures, floors, walls, partitions, dispensers and counters
•Empty all trash and replace liners
•Replenish all paper products with customer provided supplies
•Polish mirrors and all bright work
•Sweep and mop floors, nightly
•Remove fingerprints and smudges from walls, doors and light switches
A-2-1

EXHIBIT C
APPROVED PLANS
[TO BE PROVIDED BY TENANT AND APPROVED BY LANDLORD POST-LEASE EXECUTION]
C-1

EXHIBIT D
RULES AND REGULATIONS
The following Rules and Regulations constitute a part of the Lease and of Tenant’s obligations thereunder in respect of Tenant’s use and occupancy of the Premises in the Building on the Property. In the event of any direct conflict between the terms of these Rules and Regulations, as the same may be amended, and the terms and provisions of this Lease, the terms of the Lease shall control. Tenant acknowledges that these Rules and Regulations are intended to supplement the Lease.

I.    BUILDING HOURS
1.1.    Except to the extent otherwise provided in this Lease, the Building is open for regular business hours from 8:00 a.m. to 6:00 p.m. Monday through Friday and 9:00 a.m. to 1:00 p.m. on Saturdays. The Building is closed on Sundays and all national holidays.
1.2.    If you wish to use the Building during other times, please obtain pass-cards for authorized members of your staff from Property Manager.
1.3.    If you will need after-hours heating or air conditioning services, please notify Property Manager by 3:00 p.m. on the previous working day and by 3:00 pm on Friday for service over the weekend. (These Building services are either reduced or shut off completely when the Building is closed) You will be charged for overtime use of the Building services. After hours HVAC is currently being charged at $95.00 per hour with a four-hour minimum. This amount is subject to adjustment based upon increase in underlying utility rates or Landlord’s personnel costs.
1.4.    You are advised, for the protection and safety of your personnel, to lock front doors at the end of each working day. Front doors should also be locked whenever your receptionist leaves the area.
1.5.    Tenant must submit a list of after-hours and emergency contact numbers and personnel to Property Manager. This will enable the Property Manager to contact your office after 6:00 p.m. on the occasions when visitors call after normal working hours or there are any issues with the Premises.
1.6.    If you wish to remove fixtures or materials from your premises the Property Manager must be notified in advance to prepare elevators and corridors.
II.    ELEVATORS, DELIVERIES AND PARKING
2.1.    If you expect delivery of any bulky material, notify the Property Manager reasonably in advance so that elevators may be scheduled and elevator pads may be installed.

This protects both your shipment and the elevators. For the convenience of all, elevators may not be used for deliveries during the peak traffic hours of 8:00 a.m. to 9:30 a.m.; 11:30 a.m. to 1:30 p.m.; and 4:30 p.m. to 6:00 p.m.
2.2.    All larger deliveries must be made from the designated Building loading area. Large deliveries can be expedited by notifying Property Manager twenty-four (24) hours in advance. The receiving area can accommodate only certain types and sizes of vehicles. All hand trucks used for interior deliveries must be equipped with rubber bumpers and tires.
2.3.    The loading area may be used only for deliveries. No vehicles are allowed to stand or park in this area after unloading nor are vehicles allowed to park at the loading area for service calls. You should advise your vendors and suppliers of this rule. Any vehicles abusing the loading area privileges are subject to being towed at the owner’s expense.
III.    GENERAL USE OF BUILDING AND PREMISES
3.1.    Tenants are not permitted to place or store property on the sidewalks, passageways, parking areas or courtyards adjacent to the Building or in the elevators, vestibules, stairways, or corridors (except as may be necessary for brief periods during deliveries).
3.2.    No bicycles or animals may be brought into or kept in or about the Building or premises at any time.
3.3.    Rubbish, rags, sweepings, acid and any and all harmful or damaging substances may not be deposited in the lavatories or in the janitor closets. Please make arrangements with Property Manager for disposal of any unusual trash.
3.4.    The Building is a “smoke-free” building; smoking is prohibited in the Building lobby and other Common Areas, all elevators, all rest rooms, the elevator lobby on each floor (even if such floor is occupied by only one tenant).
IV.    REPAIRS AND SERVICES
4.1.    You are responsible for all general repairs and maintenance of your Premises including, but not limited to, Tenant supplied supplementary air conditioning, exterior doors and exterior signs. All repairs, installations or alterations to the Building or its fixtures must first be approved and scheduled by Property Manager.
4.2.    All requests for work to be done in your Premises by any of the Building management staff should be directed to Property Manager. Building employees are not permitted to perform any work outside their regular duties except upon special instructions from Property Manager.
4.3.    All schedules for the performance of your construction and repair work must be coordinated by Property Manager to avoid conflicts with various building construction and maintenance schedules. Tenants must inform Property Manager at least 72 hours before any work is to begin, of the nature of the work, where and when it is to be performed, the name of the contractor or concern doing the work, and the name of the individual who will supervise the performance of the work. You will be required to obtain from the persons doing work, certificates of insurance coverage, signed lien waivers, and payment and performance bonds in form and substance satisfactory to Landlord. Work may not begin until such requirements have been satisfied.
4.4.    Landlord shall purchase and install, at your expense, all lamps, tubes, bulbs, starters and ballasts.
V.    COOKING AND RELATED ACTIVITIES
5.1.    You may not use or permit the use of any part of the Premises for the preparation or dispensing of food. You may, nevertheless, install hot-cold water fountains, coffee makers and refrigerator-sink-stove combinations for the preparation of beverages and foods, provided that no cooking, frying, etc., are carried on that require special exhaust venting.
VI.    LIFE SAFETY AND EMERGENCY PROCEDURES
6.1.    In case of emergency situations such as power failure, water leaks or serious injury, call Property Manager immediately. In case of fire or smoke, pull the nearest alarm (located on your floor) and then call Property Manager.

EXHIBIT E
FORM OF LETTER OF CREDIT
            , 2021
Irrevocable Letter of Credit No.
Beneficiary:
Liberty Wharf, LLC
c/o Invesco Real Estate
2001 Ross Avenue
Dallas, TX 75201
Attn: Asset Manager – Liberty Wharf, Boston, MA
Applicant:

Attn:
Expiration Date:                   , 202
Ladies and Gentlemen:
                                          (“Issuer”) hereby issues our Irrevocable Letter of Credit No.         in Beneficiary’s favor in the amount of                          Thousand ($                  ) U.S. Dollars available by your sight drafts drawn on us and accompanied by a written statement signed under pains and penalties of perjury on behalf of Beneficiary, its successors or assigns, stating as follows:
“The undersigned certifies                                         that and/or its successors, transferees, and assigns is entitled to draw under the Irrevocable Letter of Credit No.          due to an event of default (beyond any applicable grace or cure period) under Article XVIII of a Lease, dated                      , 20    , as amended, between Beneficiary, as landlord, and Applicant, as tenant.”
Partial drawings are permitted.
We engage with you that all drafts drawn under and in compliance with the terms of this Irrevocable Letter of Credit will be duly honored if presented to us on or before the expiration date set forth above. Any draft drawn by you under this Irrevocable Letter of Credit must bear the clause “Drawn on Irrevocable Letter of Credit No.              of                                           ” .
E-1

This Irrevocable Letter of Credit is fully transferable and assignable in its entirety only by Beneficiary and its successors, assigns and transferees to a successor landlord under the Lease. Beneficiary shall send a written request to Issuer to assign or transfer this Irrevocable Letter of Credit and upon presentation of this Irrevocable Letter of Credit, as it may be amended, to Issuer, Issuer shall re-issue this Irrevocable Letter of Credit in the then outstanding amount in favor of Beneficiary’s successor, assign or transferee.
This Irrevocable Letter of Credit sets forth in full the terms of our undertaking, and such undertaking shall not in any way be limited, modified, amended or amplified, except by a written document executed by the parties hereto.
Except as otherwise expressly stated herein, this Irrevocable Letter of Credit is subject to the “International Standby Practices” (ISP98) International Chamber of Commerce (Publication No. 590).”

Very truly yours,

By:
Name:
Title:
E-2